     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002



                                                      REGISTRATION NO. 333-84584

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        CENTRA FINANCIAL HOLDINGS, INC.
             (exact name of Registrant as specified in its charter)

         WEST VIRGINIA                         6712                          55-0770610
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)       Classification Number)           Identification Number)

                             ---------------------
                             990 ELMER PRINCE DRIVE
                                  P.O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ---------------------

                                DOUGLAS J. LEECH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CENTRA FINANCIAL HOLDINGS, INC.
                             990 ELMER PRINCE DRIVE
                                  P.O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656
                                 (304) 599-8121
                             ---------------------

                                   COPIES TO:
                            CHARLES D. DUNBAR, ESQ.
                          ELIZABETH OSENTON LORD, ESQ.
                              JACKSON & KELLY PLLC
                               1600 LAIDLEY TOWER
                                  P.O. BOX 553
                        CHARLESTON, WEST VIRGINIA 25322
             (304) 340-1000 (TELEPHONE) (304) 340-1080 (FACSIMILE)
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF         NUMBER OF SHARES    OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED     TO BE REGISTERED(1)         SHARE                PRICE           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value
(including associated rights
issued under the Shareholder
Protection Rights Agreement)......       600,000               $15.00             $9,000,000            $828.00
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1)Estimated solely for purposes of calculating the registration fee.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               MARYLAND RESIDENTS



     These securities are offered for sale in the State of Maryland pursuant to registration with the Division of Securities of the Department of Law of Maryland, but registration is permissive only and does not constitute a finding that this prospectus is true, complete, and not misleading, nor has the Division of Securities passed in any way upon the merits of, recommended, or given approval to these securities. Any representation to the contrary is a criminal offense.

PROSPECTUS

                              UP TO 600,000 SHARES

                                     [LOGO]

                        CENTRA FINANCIAL HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------


     Centra Financial Holdings, Inc. is offering up to 600,000 shares of its common stock at a price of $15.00 per share. Prior to the offering, there has been no public market for the common stock, and at least initially, we do not expect one to develop. Shares of Centra Financial's common stock are not traded on any exchange or on any automated quotation system.



     Although Centra Financial seeks to sell all 600,000 shares of common stock, this offering is not subject to any minimum amount of shares to be sold. Therefore, Centra Financial may sell substantially less than 600,000 shares.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF CENTRA FINANCIAL COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER BANK OBLIGATIONS, AND NEITHER THE FDIC NOR ANY OTHER GOVERNMENTAL AGENCY INSURES THESE SECURITIES.

     SHARES OF CENTRA FINANCIAL INVOLVE RISK.  SEE "RISK FACTORS" ON PAGE   .

                             ---------------------

                                                               ESTIMATED EXPENSE   ESTIMATED PROCEEDS
                                                    PRICE       OF OFFERING(1)         TO COMPANY
                                                  ----------   -----------------   ------------------
Per Share:......................................  $    15.00        $   .08            $    14.92
                                                  ----------        -------            ----------
Offering Total:.................................  $9,000,000        $50,000            $8,950,000
                                                  ==========        =======            ==========

---------------

(1) Centra Financial will offer the shares of its common stock to the public primarily through sales made by its organizers, directors, consultants, officers, and employees, on a best-efforts basis. These individuals will use personal contact, telephone, mail or other media to solicit subscriptions. No bank director, consultant, officer or employee will receive any additional compensation for assisting with the sale of the bank's common stock. The expenses of the offering are estimated to be $50,000, including legal, accounting, printing and postage expenses. The bank reserves the right to issue shares through sales made by brokers or dealers in securities, in which case expenses may exceed the amounts listed above.

                                    SUMMARY

     You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. In this prospectus, we use "Centra Financial" to refer to Centra Financial Holdings, Inc. and the "bank" or Centra Bank" to refer to Centra Bank, Inc.

CENTRA FINANCIAL

     Centra Financial, formed on October 25, 1999, under the laws of the State of West Virginia, is a bank holding company owning two second-tier holding companies, Centra Financial Corporation-Morgantown, Inc. and Centra Financial Corporation-Martinsburg, Inc. These second-tier holding companies manage the banking operations of Centra Bank, the sole banking subsidiary, in the Morgantown and Martinsburg, West Virginia markets.

CENTRA BANK


     Centra Bank was formed on September 27, 1999, and chartered under the laws of the State of West Virginia. The bank began operations on February 14, 2000.



     The company incurred net operating losses of $465,000 in 1999, $1,486,000 in 2000 and $896,000 in 2001, for total aggregate losses of $2,847,000. Centra Financial achieved its first month of profitability in October 2001, after 21 months of operation. According to Danielson & Associates, investment bankers, Rockville, Maryland, Centra Bank is the fifth fastest growing among banks which started in the United States in 2000 by assets. A recent study by Danielson & Associates found that the typical de novo banking institution breaks even in its third year (36 months) of operations.



     At December 31, 2001, and March 31, 2002, respectively, Centra Bank had total assets of $155.6 million and $175.4 million, total loans of $118.7 million and $129.6 million, total deposits of $128.3 million and $147.0 million, and total stockholder's equity of $14.2 million and $14.2 million.


THE OFFERING

Amount:                   600,000 Shares
Type:                       Common Stock
Price:                  $15.00 Per Share


     Centra Financial determined the $15.00 per share offering price utilizing information from Austin Associates, LLC's Market Update Review analyzing the prices of bank and thrift transactions for 2001. That review indicated that the price of shares of all bank transactions in 2001 was 185% of tangible book value and for the mid-Atlantic region was 203%. Centra Financial took a conservative approach and the $15.00 per share offering price was calculated utilizing a price to tangible book value of 170%.


USE OF PROCEEDS

     Centra Financial will use the proceeds to support the growth of the bank and to increase and acquire market share.

FIRST QUARTER 2002


     Centra Bank's first quarter 2002 income equated to $.05 income per share on a fully diluted basis. Net interest income was $1.2 million and other income was $295,000.


     Given Centra Bank's growth and competitive position, Centra Bank's quarterly operating results have shown steady improvement. Therefore, a comparison with the previous quarter provides a more relative point of comparison. Fourth quarter 2001 income equated to $.02 per share on both a basic and fully diluted basis. Net interest income increased in each quarter during 2001 and was $1.1 million in the fourth quarter of 2001. Other income also increased in each quarter during 2001 and was $265,000 in the fourth quarter of that fiscal year.

FUTURE OUTLOOK


     Centra Bank has competed with both regional and small banks in its market areas of Morgantown and Martinsburg, West Virginia. Centra Bank will continue to focus its efforts in these two market areas as they represent the fastest growing areas in West Virginia.



     The bank has competed and will continue to compete by offering a very simple product line, good customer service and top-of-the-line technology.

     Future plans for the bank involve the bank taking advantage of both technology and developing banking relationships through personal customer contact. Centra Financial will continue to search for quality banking locations and to explore alternative delivery systems.



     It is not Centra Financial's strategy to compete solely on the basis of pricing (including interest rates and fees). Management believes that a focus on customer relationships and service will promote our customers' continued use of Centra Financial's financial products and services and will lead to enhanced revenue opportunities.

                            SELECTED FINANCIAL DATA

     The following table summarizes the financial data for our business.

     The information below has been derived from Centra Financial's Consolidated Financial Statements for the three months ended March 31, 2002 and 2001, and the years ended December 31, 2001 and 2000.


                                                      MARCH 31,           DECEMBER 31,
                                                 -------------------   -------------------
                                                   2002       2001       2001       2000
                                                 --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS,
                                                     EXCEPT RATIOS AND PER SHARE DATA)

OPERATING DATA
For the period ended:
Total interest income..........................  $  2,214   $  1,416   $  7,118   $  3,196
Total interest expense.........................       973        842      3,662      1,767
Net interest income............................     1,241        574      3,456      1,429
Provision for loan losses......................       135        205        793        636
Other income...................................       295         79        753        105
Other expense..................................     1,326        875      4,312      2,384
Net income (loss)..............................        75       (427)      (896)    (1,486)
BALANCE SHEET DATA
At period end:
Total assets...................................  $175,356   $ 93,456   $155,560   $ 76,794
Investment securities..........................    23,010     14,943     13,096     23,422
Net loans......................................   128,020     57,284    117,239     41,783
Total deposits.................................   146,988     75,618    128,334     62,900
Stockholders' equity...........................    14,214     12,198     14,161     10,060
SIGNIFICANT RATIOS
Net income (loss) to:
  Average total assets.........................       .18%     (2.14)%     (.81)%    (3.33)%
  Average stockholders' equity.................      2.16     (16.85)     (6.99)    (13.91)
Average stockholders' equity to average total
  assets.......................................      8.53      12.73      11.53      23.96
Average loans to average deposits..............     89.30      74.91      89.14      69.78
Risk-based capital ratio.......................     12.11      20.19      12.92      21.90
PER SHARE DATA
Net income (loss):
  Basic........................................  $    .05   $   (.35)  $   (.61)  $  (1.25)
  Diluted......................................       .05       (.35)      (.61)     (1.25)
Cash dividends paid............................      0.00       0.00       0.00       0.00
Book value at end of period....................      8.88       8.68       8.85       8.38
Basic weighted average shares outstanding......  1,600,500  1,232,293  1,472,273  1,189,234
Diluted weighted average shares outstanding....  1,657,396  1,232,293  1,472,273  1,189,234

                                  RISK FACTORS

     Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this prospectus (including the financial statements and notes thereto), the following factors. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus.


CENTRA FINANCIAL HAS NO CURRENT PLANS TO DECLARE DIVIDENDS.



     Most likely, Centra Financial will not pay dividends for the next several years. Accordingly, any return on your shares of the company's stock would be from capital appreciation alone. We are unable to pay dividends without regulatory approval.



THERE IS AN ILLIQUID MARKET FOR THE COMPANY'S SHARES, AND YOU MAY HAVE DIFFICULTY SELLING YOUR SHARES OF CENTRA FINANCIAL.



     Because no public market exists for the holding company's common stock, you may have difficulty selling your shares in the secondary market. We cannot predict when, if ever, we could meet the listing qualifications of the Nasdaq Stock Market's National Market Tier or when we may trade on the Nasdaq Bulletin Board. We cannot assure you that there will be an active public market for the shares in the near future.



THE COMPANY HAS A HISTORY OF OPERATING LOSSES.



     Centra Financial incurred operating losses of $465,000 in 1999, $1,486,000 in 2000, and $896,000 in 2001. The company experienced these operating losses because it engaged in start-up operations. To become consistently profitable, the bank must conduct successful lending operations which is contingent upon its ability to compete effectively in its market areas.


THE BANKING BUSINESS IS VERY COMPETITIVE.


     The banking business is highly competitive, and it could be difficult for the bank, as a relatively new company, to continue to compete effectively with the established financial institutions in Monongalia County and throughout West Virginia. For instance, as of June 30, 2001, there were seven commercial banks with 26 offices in Monongalia County, West Virginia, and eight commercial banks with 22 offices in Berkeley County, West Virginia. Monongalia and Berkeley Counties are the bank's two primary market areas. The bank's competitors include Branch Banking & Trust Company, WesBanco, Inc., Huntington National Bank and United National Bank, as well as financial institutions other than commercial banks.


IN THE FUTURE, THE BANK'S LENDING LIMIT COULD CREATE A COMPETITIVE DISADVANTAGE FOR THE BANK.


     In the future, the bank may not be able to attract larger volume customers because the size of loans that the bank can offer to potential customers is less than the size of the loans that many of the bank's larger competitors can offer. Accordingly, the bank may lose customers seeking large loans to Branch Banking & Trust, WesBanco, Huntington National and United National Bank. Additionally, because the bank is located near the borders of Pennsylvania and Maryland, borrowers in need of larger loans may deal with out-of-state institutions. The bank's lending limit was approximately $2.1 million as of December 31, 2001. At the conclusion of the offering (assuming the company sells all 600,000 shares), the bank's lending limit will be approximately $3.4 million. We anticipate that the lending limit will continue to increase proportionally with the bank's growth; however, we cannot guarantee that the bank can successfully attract or maintain larger customers.

DUE TO EXPECTED GROWTH IN THE BANK'S LOAN PORTFOLIO, ASSET QUALITY DETERIORATION COULD OCCUR.



     As the bank grows, the potential for variances or violations of internal policies and procedures become much greater, and as a result, the bank could make riskier loans which could cause a deterioration in asset quality. The bank has in place an existing system of internal controls in connection with the making of loans.


THE BANK ENGAGES IN COMMERCIAL, LAND ACQUISITION, CONSTRUCTION AND CONSUMER LENDING ACTIVITIES WHICH ARE RISKIER THAN RESIDENTIAL REAL ESTATE LENDING.

     Centra Bank makes loans that involve a greater degree of risk than loans involving residential real estate lending. Commercial business loans may involve greater risks than other types of lending because they are often made based on varying forms of collateral, and repayment of these loans often depends on the success of the commercial venture. Land acquisition and construction loans may involve greater risk because the borrower may not be able to carry the costs of undeveloped land. The disbursement of principal based on progress also increases risk. Consumer loans may involve greater risk because adverse changes in borrowers' incomes and employment after funding of the loans may impact their abilities to repay the loans.


     The bank's loan portfolio at March 31, 2002, consists of the following:



                                                      PERCENTAGE OF PORTFOLIO
TYPE OF LOAN                                  ----------------------------------------
------------                                     DECEMBER 31, 2001      MARCH 31, 2002
Residential Real Estate Loans..............             19.2%                21.6%
Commercial Loans...........................             68.5                 66.9
Construction Loans.........................              4.5                  3.3
Consumer Loans.............................              7.8                  8.2
                                                       -----                -----
                                                       100.0%               100.0%


THE BANK HAS LIMITED CONTROL OVER ITS PROFITABILITY BECAUSE THE BANK CANNOT CONTROL THE VARIOUS FACTORS THAT CAN CAUSE FLUCTUATIONS IN INTEREST RATES.


     Aside from credit risk, the most significant risk resulting from Centra Bank's normal course of business, extending loans and deposits, is interest rate risk. If market interest rate fluctuations cause Centra Bank's cost of funds to increase faster than the yield of its interest-earning assets, then its net interest income will be reduced. Centra Bank's results of operations depend to a large extent on the level of net interest income, which is the difference between income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. The company's Asset/ Liability Committee has determined that earnings at risk of the bank should not change more than 7.5% from base case for each 1% shift in interest rates. Interest rates are highly sensitive to many factors that are beyond the bank's control, including general economic conditions and the policies of various governmental and regulatory authorities.



  EARNINGS AND VALUE AT RISK AT MARCH 31, 2002:



                                                                          ESTIMATED INCREASE
                     IMMEDIATE                       ESTIMATED INCREASE      (DECREASE) IN
               INTEREST RATE CHANGE                  (DECREASE) IN NET         ECONOMIC
                 (IN BASIS POINTS)                    INTEREST INCOME       VALUE OF EQUITY
               --------------------                  ------------------   -------------------
                                                              (DOLLARS IN THOUSANDS)
 300...............................................   $ 348       5.0%     $(2,405)    (24.4)%
 200...............................................     234       3.4       (1,625)    (16.5)
 100...............................................     120       1.7         (816)     (8.3)
-100...............................................    (128)     (1.8)         807       8.2
-200...............................................    (273)     (3.9)       1,781      18.1
-300...............................................    (528)     (7.5)       3,692      37.5

THE BANK'S SUCCESS DEPENDS ON THE BANK'S MANAGEMENT TEAM.

     The departure of one or more of the bank's officers or other key personnel could adversely affect the bank's operations and financial position. The bank's management will make most decisions that involve the bank's operations.

                            SPECIAL CAUTIONARY NOTE
                      REGARDING FORWARD-LOOKING STATEMENTS


     When used in this prospectus, in Centra Bank's or Centra Financial's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," "plans to" or similar expressions are intended to identify "forward-looking statements." These types of statements are subject to risks and uncertainties, including changes in economic conditions in Centra Bank's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in Centra Bank's market area, competition, variances or violations of internal control policies and procedures resulting in deterioration of asset quality that could cause actual results to differ materially from what Centra Bank or Centra Financial have presently anticipated or projected. Centra Bank and Centra Financial wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Centra Bank and Centra Financial wish to advise readers that factors addressed within this prospectus would affect Centra Bank's financial performance and could cause Centra Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The factors we list in the section "Risk Factors" provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.


     Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, Centra Bank and Centra Financial caution that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material. We cannot assure you that any statement of expectation or belief in any forward-looking statement will result, or be achieved or accomplished.

                                USE OF PROCEEDS

     Centra Financial will use the proceeds of this offering to:

     - Increase market share and support the growth of the bank in its market area;

     - Increase the lending capacity of the bank on an individual and aggregate basis;


     - Offer expanded services and products;



     - Increase the branding awareness of the Centra Bank name;



     - Open additional branch offices; and



     - Increase staff.

     The table below provides an estimate of the use of proceeds from the offering assuming various scenarios (e.g., raising 25%, 50%, 75% and 100% of the estimated net proceeds of $8,950,000).



                                                       AMOUNT OF PROCEEDS USED BASED ON
                                                          PERCENTAGE OF OFFERING SOLD
                                                 (BASED ON 600,000 SHARES AT $15.00 PER SHARE)
                                               -------------------------------------------------
                                                  25%          50%          75%          100%
         PERCENTAGE OF OFFERING SOLD           ----------   ----------   ----------   ----------
PROCEEDS NET OF OFFERING COSTS                 $2,237,500   $4,475,000   $6,712,500   $8,950,000
                                               ----------   ----------   ----------   ----------
USE OF PROCEEDS
Increase market share, growth and lending
  capacity...................................   2,100,000    4,275,000    6,432,500    8,150,000
Increase branding awareness..................      37,500       50,000       75,000      100,000
Establish additional branch offices..........          --           --           --      425,000
Provide for additional staffing..............          --       30,000       55,000       75,000
                                               ----------   ----------   ----------   ----------
                                               $2,237,500   $4,475,000   $6,712,500   $8,950,000
                                               ==========   ==========   ==========   ==========


                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of December 31, 2001, and March 31, 2002.


                                                              DECEMBER 31,   MARCH 31,
                                                                  2001         2002
                                                              ------------   ---------
                                                                   (IN THOUSANDS)

Stockholders' equity:
  Preferred Stock, $1.00 par value, 1,000,000 shares
     authorized; none issued and outstanding................    $    --       $    --
  Common Stock, $1.00 par value, 50,000,000 shares
     authorized; 1,600,500 issued and outstanding at
     December 31, 2001 and March 31, 2002, respectively.....      1,600         1,600
  Additional paid-in capital................................     15,405        15,405
  Accumulated deficit.......................................     (2,847)       (2,772)
  Accumulated other comprehensive income (loss).............          3           (19)
                                                                -------       -------
       Total capitalization.................................    $14,161       $14,214
                                                                =======       =======



     Below is a pro forma capitalization table including historical capitalization of the company at December 31, 2001, and pro forma capitalization after giving effect to the offering, based upon the sale of 150,000, 300,000, 450,000 and 600,000 shares of common stock in this offering.





                                                                  (IN THOUSANDS)
                                                           $2,237.5    $4,475    $6,712.5    $8,950
                                               MARCH 31,    STOCK      STOCK      STOCK      STOCK
                                                 2002      ISSUANCE   ISSUANCE   ISSUANCE   ISSUANCE
                                               ---------   --------   --------   --------   --------

Preferred stock..............................        --         --         --         --         --
Common stock.................................   $ 1,600    $ 1,750    $ 1,900    $ 2,050    $ 2,200
Additional paid in capital...................    15,405     17,493     19,580     21,668     23,755
Accumulated deficit..........................    (2,772)    (2,772)    (2,772)    (2,772)    (2,772)
Accumulated other
  comprehensive (loss).......................       (19)       (19)       (19)       (19)       (19)
                                                -------    -------    -------    -------    -------
                                                $14,214    $16,452    $18,689    $20,927    $23,164
                                                =======    =======    =======    =======    =======


                       WE DO NOT INTEND TO PAY DIVIDENDS

     We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on the common stock in the foreseeable future. We are unable to pay dividends without regulatory approval. See "Supervision and Regulation-Limits on Dividends." We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors.

                     MARKET PRICE AND DIVIDEND INFORMATION


     The table presented below sets forth the estimated market value for the indicated periods based upon sales known to management, and the cash dividends declared, with respect to Centra Financial's common shares. The market for Centra Financial shares of common stock is illiquid, and the information set forth in the table is based on Centra Financial's knowledge of certain arms-length transactions in the stock, including shares of Centra Financial common stock issued in the first (205,900 shares), second (167,350 shares) and third quarters (26,750 shares) of 2001 at $12.50 per share in two offerings conducted under Rule 505 of Regulation D of the Securities Act of 1933. The estimated market values per share in 2000 are based upon transactions known to management. In the first quarter of 2000, the bank sold 1,204 shares at $10.00 per share. In the third quarter management is aware of 10,000 shares sold at $10.50 per share and in the fourth quarter 1,000 shares were sold at $11.00 per share.


QUARTERLY MARKET AND DIVIDEND INFORMATION:


                                                    2001                      2000
                                           -----------------------   -----------------------
                                            ESTIMATED                 ESTIMATED
                                           MARKET VALUE              MARKET VALUE
                                            PER SHARE     DIVIDEND    PER SHARE     DIVIDEND
                                           ------------   --------   ------------   --------
Fourth Quarter...........................     $    *       $0.00        $11.00       $0.00
Third Quarter............................      12.50        0.00         10.50        0.00
Second Quarter...........................      12.50        0.00             *        0.00
First Quarter............................      12.50        0.00         10.00        0.00


---------------


*No sales known to management occurred.


     Centra Financial's common shares are not traded on any national exchange or automated quotation system. Centra Financial had 546 stockholders of record at December 31, 2001.

                                    BUSINESS

     YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR BUSINESS IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DESCRIPTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

     Centra Financial Holdings, Inc., or Centra Financial, was formed on October 25, 1999, as a bank holding company. Centra Bank, Inc., or the bank, was formed on September 27, 1999, and chartered under the laws of the state of West Virginia. The bank commenced operations on February 14, 2000. During the first quarter of 2001, Centra Financial formed two second tier holding companies (Centra Financial Corporation - Morgantown, Inc. and Centra Financial Corporation - Martinsburg, Inc.) to manage the banking operations of Centra Bank, the sole bank subsidiary, in those markets.

     Centra Financial operates offices in the Suncrest and Waterfront areas of Morgantown and the Williamsport Pike and South Foxcroft areas of Martinsburg, West Virginia. At December 31, 2001, Centra Financial had total assets of $155.6 million, total loans of $118.7 million, total deposits of $128.3 million and total stockholders' equity of $14.2 million.

     Centra Financial provides an array of financial products and services to its customers, including checking accounts, NOW accounts, money market deposit accounts, savings accounts, time certificates of deposit, commercial, installment, commercial real estate and residential real estate mortgage loans, debit cards, and safe deposit rental facilities. Centra Financial also sells travelers checks and official checks. Services are provided through our walk-in offices, automated teller machines ("ATMs"), three automobile drive-in facilities, banking by phone and internet-based banking. Additionally, Centra Financial offers a full line of investment products through an unaffiliated registered broker dealer.

     At December 31, 2001, Centra Financial had 57 full-time equivalent employees. Centra Financial's principal office is located at 990 Elmer Prince Drive, Morgantown, West Virginia 26505, and its telephone number is (304) 598-2000. Centra Financial's Internet web site is www.centrabank.com.


     Since the opening date of February 14, 2000, Centra Financial has experienced significant growth in assets, loans and deposits due to community and customer support, both in the Monongalia and Berkeley county markets.



     The table below shows the quarter-by-quarter in the company's assets, net loans and deposits since the bank opened for business on February 14, 2000:



                                                              ASSETS    NET LOANS   DEPOSITS
                                                              -------   ---------   --------
                                                                      (IN THOUSANDS)
2002
  First Quarter.............................................  175,356    128,020    146,988
2001
  Fourth Quarter............................................  155,560    117,239    128,334
  Third Quarter.............................................  133,661    102,218    109,172
  Second Quarter............................................  106,057     77,057     84,078
  First Quarter.............................................   93,456     57,284     75,618
2000
  Fourth Quarter............................................   76,794     41,783     62,900
  Third Quarter.............................................   61,411     35,209     48,562
  Second Quarter............................................   44,666     24,542     30,512
  First Quarter.............................................   31,162      7,552     18,618

     During 2001, Centra Financial focused on internal growth as the primary method for reaching performance goals. Centra Financial continues to review key performance indicators on a regular basis to measure our success.


     The bank monitors several key indicators on a monthly, if not daily, basis. The most significant of these daily indicators is the loan to deposit ratio. This ratio indicates the efficiency of deploying depositor's funds and maximizes earnings into higher-yielding assets. Liquidity becomes a concern as the loan to deposit ratio nears 90%. Alternative sources of liquidity have been obtained and are pre-approved for bank use. The bank monitors return on assets, return on equity and risk based capital ratios on a monthly and quarterly basis.



     The bank has instituted a simple product offering that is easily explained to the customer and results in minimal fees to the customer. Our deposit products were designed to minimize service charges to the customer. Customer acceptance of our products has enabled the bank to price competitively within the market and to follow sound banking practices.


     We cannot assure you, however, that Centra Financial will be able to grow, or if it does, that any growth or expansions will result in an increase in Centra Financial's earnings, dividends, book value or the market value of its common shares.

RECENT ADDITIONS

     During 2001, Centra Financial opened full service banking facilities in the Waterfront area of Morgantown as well as the Williamsport Pike and South Foxcroft areas of Martinsburg, West Virginia. All facilities include complete banking functions, automobile drive-through lanes and ATMs. Construction of an off-site drive-through banking facility at 450 Foxcroft Avenue is underway and should be operational by March 15, 2002.

CUSTOMERS AND MARKETS

     Centra's Financial market areas have a diverse economic structure. Principal industries in Monongalia County include health care, West Virginia University, the Federal government, metals, plastics and petrochemical manufacturing; oil, gas and coal production; and related support industries. Principal industries in Berkeley County include manufacturing, warehousing, the Federal government and printing and binding. In addition, tourism, education and other service-related industries are important and growing components of the economy of both markets. Consequently, Centra Financial does not depend upon any one industry segment for its business opportunities.

     Centra Financial originates various types of loans, including commercial and commercial real estate loans, residential real estate loans, home equity lines of credit, real estate construction loans, and consumer loans (loans to individuals). In general, Centra Financial retains most of its originated loans (exclusive of long-term, fixed rate residential mortgages) and, therefore, secondary market activity is minimal. However, loans originated in excess of Centra Financial's legal lending limit are sold to other banking institutions and the servicing of those loans is retained by Centra Financial. Centra Financial spreads loans over a broad range of industrial classifications. Management has identified three areas of loan concentrations to borrowers engaged in the same or similar industries. However, loans within these areas are not concentrated in a single borrower or in a single geographic area. Management does not believe these concentrations are detrimental to the bank. Centra Financial has no loans to foreign entities. Centra Financial's lending market areas are primarily concentrated in Monongalia and Berkeley Counties, West Virginia, and neighboring areas of Pennsylvania, West Virginia, Virginia, Maryland and Ohio.

COMMERCIAL LOANS

     At December 31, 2001, Centra Financial had outstanding approximately $81.6 million in commercial loans, including commercial, commercial real estate, financial and agricultural loans. These loans represented approximately 69% of the total aggregate loan portfolio as of that date.

     Lending Practices. Commercial lending entails significant additional risks as compared with consumer lending (i.e., single-family residential mortgage lending, and installment lending). In addition, the payment experience on commercial loans typically depends on adequate cash flow of a business and thus may be subject, to a greater extent, to adverse conditions in the general economy, as occurred with the September 11, 2001, attack, or in a specific industry. Loan terms include amortization schedules commensurate with the purpose of each loan, the source of repayment and the risk involved. Loans to borrowers whose aggregate total debt, including the principal amount of the proposed loan, exceeds $1.25 million requires board approval. The primary analysis technique used in determining whether to grant a commercial loan is the review of a schedule of estimated cash flows to evaluate whether anticipated future cash flows will be adequate to service both interest and principal due. In addition, Centra Financial reviews collateral to determine its value in relation to the loan in the event of a foreclosure.


     Deposit accounts or certificates of deposits that are held at the bank have a maximum loan to value of 100%. Stocks are assigned maximum loan to values of 50% to 70% determined by the type of stock, the quality of the company, and if the stock is listed on a national exchange. Inventory has been assigned a maximum loan to value of 50%. Equipment loan to values range from 50% to 80% depending on the type of equipment. Commercial loans secured by real estate not only have loan to value guidelines ranging from 65% to 80%, but also debt coverage ratios determined by evaluating the borrowing entity.


     Centra Financial periodically evaluates all new commercial loans greater than $100,000 and on an annual basis, all loans greater than $250,000. If deterioration in credit worthiness has occurred, Centra Financial takes effective and prompt action designed to assure repayment of the loan. Upon detection of the reduced ability of a borrower to meet original cash flow obligations, the loan is considered an impaired loan and reviewed for possible downgrading or placement on non-accrual status.

CONSUMER LOANS

     At December 31, 2001, Centra Financial had outstanding consumer loans in an aggregate amount of approximately $9.4 million or approximately 8% of the aggregate total loan portfolio.


     The bank originates various types of consumer loans during the normal course of business. The bank offers real estate secured home equity loans and second mortgages, various fixed rate consumer loans secured by personal property, and a very limited amount of unsecured loans. Real estate secured loans comprise the most significant portion of consumer loans. The bank has chosen not to offer credit card loans and indirect dealer loans due to the inherent risks associated with these products.


     Lending Practices. Consumer loans generally involve more risk as to collectibility than mortgage loans because of the type and nature of the collateral and, in certain instances, the absence of collateral. As a result, consumer lending collections are dependent upon the borrower's continued financial stability, and thus are more likely to be adversely affected by employment loss, personal bankruptcy, or adverse economic conditions. Credit approval for consumer loans requires demonstration of sufficiency of income to repay principal and interest due, stability of employment, a positive credit record and sufficient collateral for secured loans. It is the policy of Centra Financial to review its consumer loan portfolio monthly and to charge off loans that do not meet its standards and to adhere strictly to all laws and regulations governing consumer lending. The senior loan committee is responsible for monitoring performance in this area and for advising and updating loan personnel.

     Centra Financial makes credit life insurance and health and accident insurance available to all qualified buyers, thus reducing risk of loss when a borrower's income is terminated or interrupted.

REAL ESTATE LOANS

     At December 31, 2001, Centra Financial had approximately $27.7 million of residential real estate loans, home equity lines of credit and construction mortgages outstanding, representing 23% of total loans outstanding.

     Lending Practices. Centra Financial generally requires that the residential real estate loan amount be no more than 80% of the purchase price or the appraisal value of the real estate securing the loan, unless the borrower obtains private mortgage insurance for the percentage exceeding 80%. Occasionally, Centra Financial may lend up to 100% of the appraised value of the real estate. The risk conditions of these loans are considered during underwriting for the purposes of establishing an interest rate compatible with the risks inherent in mortgage lending and based on the equity of the home. Loans made in this lending category are generally one to five year adjustable rate, fully amortizing mortgages. Centra Financial also originates fixed rate real estate loans and generally sells these loans in the secondary market. All real estate loans are secured by first mortgages with evidence of title in favor of Centra Financial in the form of an attorney's opinion of the title or a title insurance policy. Centra Financial also requires proof of hazard insurance with Centra Financial named as the mortgagee and as the loss payee. Generally, limited appraisals are obtained for loans under $100,000 and full appraisals are required for all loans in excess of $100,000. Appraisals are obtained from licensed appraisers. Loans sold in the secondary market are pre-qualified at the time of application with the secondary market purchaser and are sold servicing released. The bank maintains no servicing of secondary market loans. Therefore, the gain recorded on the sale of a loan primarily represents the servicing release premium paid to Centra Financial by the secondary market purchaser.


     Home Equity Loans. Home equity lines of credit are generally made as second mortgages by Centra Financial. The maximum amount of a home equity line of credit is generally limited to 80% of the appraised value of the property less the balance of the first mortgage. Centra Financial will lend up to 100% of the appraised value to the property at higher interest rates which are considered compatible with the additional risk assumed in these types of loans. The home equity lines of credit are written with ten-year terms, but are subject to review upon request for renewal.


     The bank offers variable rate home equity products that are indexed based on the prime lending rate. The actual customer rate is dependent upon the borrower's loan to value and increases as the loan to value rises.


     Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, Centra Financial may be required to advance funds beyond the amount originally committed to permit completion of the project.


     Construction loans are fixed rate products with a maximum term of one year. The rate is based upon the expected rate of permanent financing that will be obtained at the conclusion of the construction period.


COMPETITION

     Centra Financial experiences significant competition in attracting depositors and borrowers. Competition in lending activities comes principally from other commercial banks, savings associations, insurance companies, governmental agencies, credit unions, brokerage firms and pension funds. The primary factors in competing for loans are interest rate and overall lending services. Competition for deposits comes from other commercial banks, savings associations, money market funds and credit unions as well as from insurance companies and brokerage firms. The primary factors in competing for deposits are interest rates paid on deposits, account liquidity, convenience of office location and overall financial condition. Centra Financial believes that its size and community approach provides flexibility, which enables the bank to offer an array of banking products and services.

     Centra Financial primarily focuses on the Morgantown and Martinsburg markets for its products and services. Management believes Centra Financial has developed a niche and a level of expertise in serving these communities.


     Centra Financial operates under a "needs-based" selling approach that management believes has proven successful in serving the financial needs of most customers. "Needs-based" selling involves profiling a customer to determine that customer's needs and cross selling other products to that customer relative to that customer's needs. It is not Centra Financial's strategy to compete solely on the basis of interest rate. Management believes that a focus on customer relationships and service will promote our customers' continued use of Centra Financial's financial products and services and will lead to enhanced revenue opportunities.


SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting Centra Financial and its subsidiaries and is qualified in its entirety by reference to such statutes and regulations:


     Bank Holding Company Regulation. Centra Financial is a bank holding company under the Bank Holding Company Act of 1956, which restricts the activities of Centra Financial and any acquisition by Centra Financial of voting stock or assets of any bank, savings association or other company. Centra Financial is also subject to the reporting requirements of, and examination and regulation by, the Federal Reserve Board. Centra Financial's subsidiary bank, Centra Bank, is subject to restrictions imposed by the Federal Reserve Act on transactions with affiliates, including any loans or extensions of credit to Centra Financial or its subsidiaries, investments in the stock or other securities thereof and the taking of such stock or securities as collateral for loans to any borrower; the issuance of guarantees, acceptances or letters of credit on behalf of Centra Financial and its subsidiaries; purchases or sales of securities or other assets; and the payment of money or furnishing of services to Centra Financial and other subsidiaries. Centra is prohibited from acquiring direct or indirect control of more than 5% of any class of voting stock or substantially all of the assets of any bank holding company without the prior approval of the Federal Reserve Board. Centra Financial and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with extensions of credit and/or the provision of other property or services to a customer by Centra Financial or its subsidiaries.


     The Gramm-Leach-Bliley Act (also known as the Financial Services Modernization Act of 1999) permits bank holding companies to become financial holding companies. This allows them to affiliate with securities firms and insurance companies and to engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

     The Financial Services Modernization Act defines "financial in nature" to include: securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. The specific effects of the enactment of the Financial Services Modernization Act on the banking industry in general and on Centra Financial in particular have yet to be determined because of that Act's recent adoption.

     Banking Subsidiary Regulation. Centra Bank was chartered as a state bank and is regulated by the West Virginia Division of Banking and the Federal Deposit Insurance Corporation. Centra Bank provides FDIC insurance on its deposits and is a member of the Federal Home Loan Bank of Pittsburgh.

FEDERAL DEPOSIT INSURANCE CORPORATION

     The FDIC insures the deposits of Centra Bank, and Centra Bank is subject to the applicable provisions of the Federal Deposit Insurance Act. The FDIC may terminate a bank's deposit insurance upon finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition enacted or imposed by the bank's regulatory agency.

FEDERAL HOME LOAN BANK

     The FHLB provides credit to its members in the form of advances. As a member of the FHLB of Pittsburgh, Centra Bank must maintain an investment in the capital stock of that FHLB in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of its respective residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB.

CAPITAL REQUIREMENTS

     Federal Reserve Board. The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories. For further discussion regarding Centra Financial's risk-based capital requirements, see Note 11 of the Notes to the Consolidated Financial Statements included in this prospectus.

     West Virginia Division of Banking. State banks, such as Centra Bank, are subject to similar capital requirements adopted by the Department of Banking.


     As of December 31, 2001, the most recent notifications from the banking regulatory agencies categorized Centra Financial and the bank as well capitalized under the regulatory framework for prompt corrective action. Centra Financial and the bank's actual capital amount and ratios are presented in the following table.



                                                                                    WELL CAPITALIZED
                                                                                      UNDER PROMPT
                                                                                   CORRECTIVE ACTION
                                                                   FOR CAPITAL         PROVISION
                                                     ACTUAL          ADEQUACY         AMOUNT RATIO
                                                 --------------   --------------   ------------------
                                                 AMOUNT   RATIO   AMOUNT   RATIO    AMOUNT     RATIO
                                                 ------   -----   ------   -----   --------   -------
                                                                (DOLLARS IN THOUSANDS)
As of December 31, 2001
  Total capital (1)...........................   15,584   12.9%   9,650      8%     12,062      10%
  Tier 1 (2)..................................   14,158   11.7    4,842      4       7,236       6
  Tier 1 (3)..................................   14,158    9.9    5,720      4       7,151       5
As of December 31, 2000:
  Total capital (1)...........................   10,656   21.9%   3,885      8%      4,856      10%
  Tier 1 (2)..................................   10,049   20.7    1,942      4       2,913       6
  Tier 1 (3)..................................   10,049   22.5    1,783      4       2,229       5


---------------


(1)Ratio represents total risk-based capital to net risk-weighted assets.



(2)Ratio represents Tier 1 capital to net risk-weighted assets.



(3)Ratio represents Tier 1 capital to average assets.


LIMITS ON DIVIDENDS

     Centra Financial's ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends Centra Bank declares. However, the Federal Reserve Board expects Centra Financial to serve as a source of strength to Centra Bank. The Federal Reserve Board may require Centra Financial to retain capital for further investment in Centra Bank, rather than pay dividends to its shareholders. Centra Bank may not pay dividends to Centra Financial if, after paying those dividends, Centra Bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Centra Bank must have the approval from the West Virginia Department of Banking if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year's net earnings and the retained earnings for the preceding two years, less required transfers to surplus. These provisions could limit Centra Financial's ability to pay dividends on its outstanding common shares. As disclosed in Note 11 of the Notes to the Consolidated Financial Statements included in this prospectus, Centra Financial is not permitted to pay dividends without prior regulatory approval.

FEDERAL AND STATE LAWS

     Centra Bank is subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of a bank to open a new branch or engage in a merger transaction. Community reinvestment regulations evaluate how well and to what extent a bank lends and invests in its designated service area, with particular emphasis on low-to-moderate income communities and borrowers in such areas.

MONETARY POLICY AND ECONOMIC CONDITIONS

     The business of financial institutions is affected not only by general economic conditions, but also by the policies of various governmental regulatory agencies, including the Federal Reserve Board. The Federal Reserve Board regulates money and credit conditions and interest rates to influence general economic conditions primarily through open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in the reserve requirements against depository institutions' deposits. These policies and regulations significantly affect the overall growth and distribution of loans, investments and deposits, and the interest rates charged on loans, as well as the interest rates paid on deposits and accounts.

     The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to have significant effects in the future. In view of the changing conditions in the economy and the money markets and the activities of monetary and fiscal authorities, Centra Financial cannot definitely predict future changes in interest rates, credit availability or deposit levels.

EFFECT OF ENVIRONMENTAL REGULATION

     Centra Bank's primary exposure to environmental risk is through its lending activities. In cases when management believes environmental risk potentially exists, Centra Bank mitigates its environmental risk exposures by requiring environmental site assessments at the time of loan origination to confirm collateral quality as to commercial real estate parcels posing higher than normal potential for environmental impact, as determined by reference to present and past uses of the subject property and adjacent sites. Environmental assessments are typically required prior to any foreclosure activity involving non-residential real estate collateral.

     With regard to residential real estate lending, management reviews those loans with inherent environmental risk on an individual basis and makes decisions based on the dollar amount of the loan and the materiality of the specific credit.

     Centra Financial anticipates no material effect on anticipated capital expenditures, earnings or competitive position as a result of compliance with federal, state or local environmental protection laws or regulations.

STATISTICAL FINANCIAL INFORMATION REGARDING CENTRA FINANCIAL

     The following statistical financial information provides comparative data for Centra Financial for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002 and 2001. Financial information is not presented for 1999 because the bank did not commence operations until February 14, 2000.


                                                        MARCH 31,                   DECEMBER 31,
                                               ---------------------------   ---------------------------
                                                   2002           2001           2001           2000
                                               ------------   ------------   ------------   ------------
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OPERATING DATA
For the period ended:
Total interest income........................   $    2,214     $    1,416     $    7,118     $    3,196
Total interest expense.......................          973            842          3,662          1,767
Net interest income..........................        1,241            574          3,456          1,429
Provision for loan losses....................          135            205            793            636
Other income.................................          295             79            753            105
Other expense................................        1,326            875          4,312          2,384
Net income (loss)............................           75           (427)          (896)        (1,486)
BALANCE SHEET DATA
At period end:
Total assets.................................   $  175,356     $   93,456     $  155,560     $   76,794
Investment securities........................       23,010         14,943         13,096         23,422
Net loans....................................      128,020         57,284        117,239         41,783
Total deposits...............................      146,988         75,618        128,334         62,900
Stockholders' equity.........................       14,214         12,198         14,161         10,060
SIGNIFICANT RATIOS
Net income (loss) to:
  Average total assets.......................          .18%         (2.14)%         (.81)%        (3.33)%
  Average stockholders' equity...............         2.16         (16.85)         (6.99)        (13.91)
Average stockholders' equity to average total
  assets.....................................         8.53          12.73          11.53          23.96
Average loans to average deposits............        89.30          74.91          89.14          69.78
Risk-based capital ratio.....................        12.11          20.19          12.92          21.90
PER SHARE DATA
Net income (loss):
  Basic......................................   $      .05     $     (.35)    $     (.61)    $    (1.25)
  Diluted....................................          .05     $     (.35)    $     (.61)    $    (1.25)
Cash dividends paid..........................         0.00           0.00           0.00           0.00
Book value at end of period..................         8.88           8.68           8.85           8.38
Basic weighted average shares outstanding....    1,600,500      1,232,293      1,472,273      1,189,234
Diluted weighted average shares
  outstanding................................    1,657,396      1,232,293      1,472,273      1,189,234

AVERAGE BALANCES AND ANALYSIS OF NET INTEREST INCOME (YEAR ENDED DECEMBER 31):



                                                          YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------
                                                     2001                          2000
                                         ----------------------------   ---------------------------
                                                              AVERAGE                       AVERAGE
                                         AVERAGE    INCOME/   YIELD/    AVERAGE   INCOME/   YIELD/
                                         BALANCE    EXPENSE    RATE     BALANCE   EXPENSE    RATE
                                         --------   -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Securities (1):
  Taxable..............................  $ 14,424   $  589     4.08%    $13,195   $  816      6.18%
Loans (2):
  Commercial...........................    56,694    4,256     7.51%     17,006    1,582      9.30%
  Real estate..........................    16,907    1,303     7.71%      4,040      329      8.15%
  Consumer.............................     6,262      587     9.38%      1,138      116     10.18%
  Allowance for loan losses............    (1,082)                         (329)
                                         --------   ------     ----     -------   ------     -----
  Net loans............................    78,781    6,146     7.80%     21,855    2,027      9.27%
Loans held for sale....................     2,268      113     4.96%        128        8      6.09%
Short-term investments:
  Interest-bearing deposits............     1,392       49     3.54%        273       12      4.51%
  Federal funds sold...................     5,955      221     3.71%      5,310      333      6.27%
                                         --------   ------     ----     -------   ------     -----
  Total................................     7,347      270     3.68%      5,583      345      6.19%
                                         --------   ------     ----     -------   ------     -----
     Total earning assets..............   102,820    7,118     6.92%     40,761    3,196      7.85%
Other assets...........................     8,279                         3,826
                                         --------                       -------
     Total assets......................  $111,099                       $44,587
                                         ========                       =======
Deposits:
  Savings..............................  $  2,146       44     2.05%    $   398   $   13      3.25%
  Interest-bearing demand..............    38,282    1,253     3.27%     19,350    1,031      5.33%
  Time.................................    37,356    2,155     5.76%      9,097      619      6.80%
                                         --------   ------     ----     -------   ------     -----
     Total.............................    77,784    3,452     4.44%     28,845    1,663      5.77%
Short-term borrowed funds..............     8,191      210     2.57%      1,838      104      5.67%
                                         --------   ------     ----     -------   ------     -----
Total interest-bearing liabilities.....    85,975    3,662     4.26%     30,683    1,767      5.76%
                                         --------   ------     ----     -------   ------     -----
Noninterest-bearing demand deposits....    11,806                         2,945
Other liabilities......................       505                           275
                                         --------                       -------
     Total liabilities.................    98,286                        33,903
     Stockholders' equity..............    12,813                        10,684
                                         --------                       -------
     Total liabilities and
       stockholders' equity............  $111,099                       $44,587
                                         ========                       =======
Interest rate spread...................             $3,456     2.66%              $1,429      2.09%
                                                    ======     ----               ======     -----
Interest income/earning assets.........                        6.92%                          7.85%
Interest expense/earning assets........                        3.56%                          4.35%
                                                               ----                          -----
Net yield on earning assets (net
  interest margin).....................                        3.36%                          3.50%
                                                               ====                          =====


---------------

(1) Average balances of investment securities based on carrying value.

(2) Loan fees included in interest income for 2001 were $109 and $13 in 2000.

RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE (YEAR ENDED DECEMBER 31):


                                                              2001 VS. 2000 INCREASE (DECREASE)
                                                                      DUE TO CHANGE IN:
                                                              ---------------------------------
                                                              VOLUME (1)    RATE (1)      NET
                                                              -----------   ---------   -------
                                                                   (DOLLARS IN THOUSANDS)
Interest earning assets:
  Loan portfolio:
     Commercial.............................................    $3,033        $(359)    $2,674
     Real estate............................................       993          (19)       974
     Consumer...............................................       481          (10)       471
                                                                ------        -----     ------
       Net loans............................................     4,507         (388)     4,119
  Loans held for sale.......................................       106           (1)       105
  Securities:
     Taxable................................................        70         (297)      (227)
                                                                ------        -----     ------
  Federal funds sold and other..............................        90         (165)       (75)
                                                                ------        -----     ------
       Total interest-earning assets........................    $4,773        $(851)    $3,922
                                                                ======        =====     ======
Interest bearing liabilities:
  Savings deposits..........................................    $   37        $  (6)    $   31
  Interest bearing demand deposits..........................       731         (509)       222
  Time deposits.............................................     1,644         (108)     1,536
  Short-term borrowings.....................................       190          (84)       106
                                                                ------        -----     ------
       Total interest-bearing liabilities...................    $2,602        $(707)    $1,895
                                                                ======        =====     ======
       Net interest income..................................    $2,171        $(144)    $2,027
                                                                ======        =====     ======

---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

LOAN MATURITIES AT DECEMBER 31, 2001:

                                                                    DUE IN
                                                                   ONE YEAR     DUE
                                                         DUE IN    THROUGH     AFTER
                                                        ONE YEAR     FIVE      FIVE
LOAN TYPE                                               OR LESS     YEARS      YEARS     TOTAL
---------                                               --------   --------   -------   --------
                                                                 (DOLLARS IN THOUSANDS)
Commercial loans:
  Fixed...............................................  $ 3,161    $ 4,540    $ 7,802   $ 15,503
  Variable............................................   35,354     29,527      1,173     66,054
                                                        -------    -------    -------   --------
                                                         38,515     34,067      8,975     81,557
Real estate loans:
  Fixed...............................................      510      2,603     12,283     15,396
  Variable............................................    7,686      4,521        115     12,322
                                                        -------    -------    -------   --------
                                                          8,196      7,124     12,398     27,718
Consumer loans:
  Fixed...............................................      459      3,631      4,179      8,269
  Variable............................................      758        363          0      1,121
                                                        -------    -------    -------   --------
                                                          1,217      3,994      4,179      9,390
                                                        -------    -------    -------   --------
     Total............................................  $47,928    $45,185    $25,552   $118,665
                                                        =======    =======    =======   ========

LOAN PORTFOLIO ANALYSIS:


                                                                   DECEMBER 31
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Year-end balances:
  Commercial, financial and agricultural....................   $ 81,557     $30,728
  Real estate...............................................     22,414       7,817
  Real estate, construction.................................      5,304       1,090
  Consumer..................................................      9,390       2,784
                                                               --------     -------
     Total..................................................   $118,665     $42,419
                                                               ========     =======
  Average total loans.......................................   $ 79,863     $22,184
  Average allowance for loan losses.........................     (1,082)       (329)
                                                               --------     -------
  Average loans, net of allowance...........................   $ 78,781     $21,855
                                                               ========     =======


MATURITIES OF CERTIFICATES OF DEPOSIT $100,000 OR MORE:


                                                                 DECEMBER 31, 2001
                                                                 -----------------
                                                               (DOLLARS IN THOUSANDS)
Under 3 months..............................................          $ 7,719
3 to 12 months..............................................           15,007
Over 12 months..............................................            6,180
                                                                      -------
  Total.....................................................          $28,906
                                                                      =======


     During 2001, Centra Financial recorded a provision for loan losses of $793,000. The only other activity that impacted the allowance during 2001 was a single charge-off of $3,000.

                                                               2001    2000
                                                              ------   ----
                                                               (DOLLARS IN
                                                               THOUSANDS)
Allocation of allowance for loan losses at December 31:
     Commercial.............................................  $1,271   $605
     Real estate............................................      50     17
     Real estate construction...............................      30      2
     Consumer...............................................      75     12
                                                              ------   ----
       Total................................................  $1,426   $636
                                                              ======   ====
Percent of loans to total loans at December 31:
  Commercial................................................      69%    72%
  Real estate...............................................      19     18
  Real estate, construction.................................       4      3
  Consumer..................................................       8      7
                                                              ------   ----
       Total................................................     100%   100%
                                                              ======   ====


     Nonperforming loans are defined as loans 90 days or more past due, renegotiated loans and nonaccrual loans. Nonperforming assets are comprised of nonperforming loans and other real estate owned.



     The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on a quarterly evaluation of the portfolio, historical loan loss experience of peer banks, peer group comparisons, current national and local economic conditions, volume, growth and concentration of the portfolio, and other relevant risk factors. This evaluation is inherently subjective and it requires material estimates, including estimated losses on pools of loans grouped by similar risk characteristics based on historical loss experience of peers and consideration of current economic condition, that may be susceptible to significant change.



     Centra Financial's allowance for loan losses is the combination of estimated allowances for specific commercial loans and estimated allowances for the remaining loans, grouped by similar characteristics. Management's estimate of each component of the allowance for loan losses is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated.



     A key element of Centra's methodology for determining the allowance for loan losses is Centra's formal credit risk monitoring procedures, which includes credit risk grading of individual commercial loans. Commercial loans are assigned credit risk grades based on the individual borrower's ability to meet its contractual obligations. The portion of the allowance allocated to specific commercial loans is based on specific qualitative and quantitative criteria, including the size of the loan and credit risk grades below a predetermined level. The portion of the allowance allocated to the remaining loans is based upon historical peer loss estimates, adjusted for known inherent risk factors as described above. Due to the absence of losses to date, Centra Financial utilizes historical loss factors comparable to peer banks operating in our market.



     The entire allowance for loan losses is allocated, and therefore, there is no unallocated portion of the allowance for loan losses.



     Centra Bank had no nonperforming assets or loans at December 31, 2001 and 2000.


PROPERTIES

     Centra Financial's sole banking subsidiary, Centra Bank, leases its main office on Elmer Prince Drive. Centra Bank also leases its offices on Foxcroft Avenue and Williamsport Pike in Martinsburg. Rent expense on the leased properties totaled $330,407 in 2001 and $234,411 in 2000.

     Centra Bank acquired property on Don Knotts Boulevard in 2000 and began construction of the Waterfront Branch. Construction was completed and the branch opened on February 20, 2001.

     Additional information concerning the property and equipment owned or leased by Centra Financial and its subsidiaries is incorporated herein by reference from "Note 5. Bank Premises and Equipment" of the Notes to the Consolidated Financial Statements included in this prospectus.

LEGAL PROCEEDINGS

     There are no pending legal proceedings to which Centra Financial or its subsidiaries are a party or to which any of their property is subject.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     The following discussion contains statements that refer to future expectations, contain projections of the results of operations or of financial condition, or state other information that is "forward-looking." "Forward-looking" statements are easily identified by the use of words such as "could," "anticipate," "estimate," "believe," and similar words that refer to a future outlook. There is always a degree of uncertainty associated with "forward-looking" statements. Centra Financial's management believes that the expectations reflected in such statements are based upon reasonable assumptions and on the facts and circumstances existing at the time of these disclosures. Actual results could differ significantly from those anticipated.

     Many factors could cause Centra Financial's actual results to differ materially from the results contemplated by the forward-looking statements. Some factors, which could negatively affect the results, include:

     - General economic conditions, either nationally or within Centra Financial's markets, could be less favorable than expected;

     - Changes in market interest rates could affect interest margins and profitability;

     - Competitive pressures could be greater than anticipated;

     - Legal or accounting changes could affect Centra Financial's results;

     - Adverse changes could occur in the securities and investments markets;
       and

     - Those risk factors on page                of this prospectus.

     In Management's Discussion and Analysis we review and explain the general financial condition and the results of operations for Centra Financial Holdings, Inc. and its subsidiaries. We have designed this discussion to assist you in understanding the significant changes in Centra Financial's financial condition and results of operations. We have used accounting principles generally accepted in the United States to prepare the accompanying consolidated financial statements. We engaged Ernst & Young LLP to audit the consolidated financial statements and their independent audit report is included in this prospectus.

INTRODUCTION

     The following discussion and analysis of the Consolidated Financial Statements of Centra Financial is presented to provide insight into management's assessment of the financial results and operations of the company. Centra Bank is the sole operating subsidiary of Centra Financial and all comments, unless otherwise noted, are related to the bank. You should read this discussion and analysis in conjunction with the audited consolidated financial statements and footnotes and the ratios and statistics contained herein.

           FOR THE QUARTERS ENDED MARCH 31, 2002, AND MARCH 31, 2001


     The following data should be read in conjunction with the unaudited consolidated financial statements and the management's discussion and analysis that follows:



                                                               QUARTER ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2002     2001
                                                              ------   -------
Net income (loss) to:
  Average assets............................................     .18%    (2.14)%
  Average stockholders' equity..............................    2.16    (16.85)
Net interest margin.........................................    3.21      3.14
Average stockholders' equity to average assets..............    8.53     12.73
Total loans to total deposits (end of period)...............   88.16     76.87
Allowance for loan losses to total loans (end of period)....    1.20      1.45
Capital ratios:
  Tier 1 capital ratio......................................   10.92     18.94
  Risk-based capital ratio..................................   12.11     20.19
  Leverage ratio............................................    8.52     15.10
Cash dividends as a percentage of net income................     N/A       N/A
Per share data:
  Book value per share......................................  $ 8.88   $  8.68
  Market value per share, end of period*....................   12.50     12.50
  Basic income (loss) per share.............................     .05     (0.35)
  Diluted income (loss) per share...........................     .05     (0.35)



*Market value per share is based on Centra Financial's knowledge of certain arms-length transactions in the stock as Centra Financial's common stock is not traded on any national market.



RESULTS OF OPERATIONS



 Overview of the Statement of Income



     For the quarter ended March 31, 2002, Centra earned $75,000 compared to a loss of $427,000 in the first quarter of 2001. This represents the second consecutive quarter of profitable operations. Operations for the quarters ended March 31, 2002 and 2001 were impacted by the expansion of Centra's branch network during each of the respective quarters. Specifically, during the first quarter of 2001, Centra opened a second office in Morgantown, West Virginia, (the Waterfront office) and began staffing for the subsequent opening of two offices in Martinsburg, West Virginia. The Williamsport Pike office was opened in the first quarter of 2001 and the Foxcroft office was opened in December, 2001. An off-site drive-in facility was opened on Foxcroft Avenue in March, 2002.



     Net interest income totaled $1,241,000 in the first quarter of 2002 compared to $579,000 in the first quarter of 2001. Loan loss provisions of $135,000 and $205,000 for the respective quarters partially offset net interest income. The provision for loan losses is based on management's formal quarterly analysis, which considers the inherent risks in the loan portfolio.



     Non-interest income, exclusive of securities transactions, totaled $295,000 and $74,000 for the respective quarters. This increase is directly related to the community support of Centra, as evidenced by the rapidly expanding number of new accounts opened and the broader base on which to earn fee income, and the additional offices opened during 2001.

INTEREST INCOME AND EXPENSE



     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest-bearing liabilities. Interest earning assets include loans and investment securities. Interest-bearing liabilities include interest-bearing deposits and borrowed funds. Net interest income is the primary source of revenue for the bank. Changes in market interest rates, as well as changes in the mix and volume of interest-earning assets and interest-bearing liabilities, impact net interest income.



     Centra's interest earning assets and interest-bearing liabilities changed significantly during the first quarter of 2002 compared to 2001. Upon opening, the bank began accepting all forms of customer deposits as well as offering commercial, consumer and mortgage products. Since that time, there has been a significant change in the mix of both assets and liabilities of the bank. The most significant areas of change are loans, which increased from an average balance of $48.6 million for the quarter ended March 31, 2001 to $122.8 million for the quarter ended March 31, 2002, and deposits, which grew from an average balance of $59.0 million to $120.5 million.



     Net interest margin is calculated by dividing net interest income by average interest earning assets. This ratio serves as a performance measurement of the net interest revenue stream generated by the bank's balance sheet. The net interest margin for the quarters ended March 31, 2002 and 2001 was 3.21% and 3.14% respectively. While a modest increase, Centra's margin was favorably impacted as funds were redeployed from investments into loans as average loan balances grew to $122.8 million in the first quarter of 2002 from $48.6 million in the first quarter of 2001. The net interest margin for the quarters ended March 31, 2002 and 2001 has been unfavorably impacted by 11 rate reductions by the Federal Reserve in 2001 and the continuing shift from seed capital to interest bearing deposits and liabilities. The contribution of non-interest bearing funds on margin declined to .44% in the first quarter of 2002 from .83% in the first quarter of 2001 due to the shift in the mix of deposits from non-interest bearing demand to interest bearing deposits.



     Management continuously monitors the effects of net interest margin on the performance of the bank. Growth and mix of the balance sheet will impact net interest margin in future periods. As competition for deposits continues, management anticipates that future deposits will be at a higher cost of funds thereby exerting continued pressure on the net interest margin.

AVERAGE BALANCES AND INTEREST RATES


(UNAUDITED)





                                           QUARTER ENDED MARCH 31, 2002    QUARTER ENDED MARCH 31, 2001
                                           ----------------------------   ------------------------------
                                                      INTEREST                       INTEREST
                                           AVERAGE    INCOME/    YIELD/   AVERAGE     INCOME/    YIELD/
                                           BALANCE    EXPENSE     COST    BALANCE     EXPENSE     COST
                                           --------   --------   ------   --------   ---------   -------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Interest bearing deposits in banks.......  $  2,276    $    9     1.65%   $ 1,266      $ 16       5.05%
Federal funds sold.......................    11,527        48     1.67      4,682        62       5.35
Loans held for sale......................     3,844        47     4.99        532         5       3.84
Investments:
  U.S. treasuries........................         -         -        -          -         -          -
  U.S. agencies..........................    16,454        75     1.83     19,492       273       8.41
Loans:
  Commercial.............................    84,058     1,304     6.29     36,281       784       8.76
  Consumer...............................     9,965       220     8.94      3,257        78       9.77
  Real estate............................    30,238       511     6.76      9,840       203       8.37
  Allowance for loan losses..............    (1,477)        -        -       (736)        -          -
                                           --------    ------     ----    -------      ----       ----
          NET LOANS......................   122,784     2,035     6.72     48,642     1,065       8.88
                                           --------    ------     ----    -------      ----       ----
Total earning assets.....................   156,885     2,214     5.72     74,614     1,421       7.72
Cash and due from banks..................     3,962                         2,441
Other assets.............................     6,143                         3,690
          TOTAL ASSETS...................  $166,990                       $80,745
                                           ========                       =======
LIABILITIES
Deposits:
  Non-interest bearing demand............  $ 18,656    $    -             $ 6,880      $  -
  NOW....................................     9,639        21     0.87      3,980        30       3.07
  Money market checking..................    37,253       161     1.76     30,330       364       4.87
  Savings................................     3,788        12     1.32      1,267        10       3.06
  IRAs...................................     2,573        33     5.12      1,265        21       6.89
  CDs....................................    67,246       720     4.34     22,197       365       6.67
Short-term borrowings....................    13,055        26     0.79      4,139        52       5.10
                                           --------    ------     ----    -------      ----       ----
  TOTAL INTEREST BEARING LIABILITIES.....   133,554       973     2.95     63,178       842       5.41
                                                       ------                                     ----
Other liabilities........................       541                           412
                                           --------
       TOTAL LIABILITIES.................   152,751                        70,470
STOCKHOLDERS' EQUITY
Common stock.............................     1,600                         1,232
Paid-in capital..........................    15,405                        11,172
Accumulated deficit......................    (2,761)                       (2,132)
Unrealized gains (losses)................        (5)                            3
                                           --------                       -------
     TOTAL STOCKHOLDERS' EQUITY..........    14,239                        10,275
                                           --------                       -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.................................  $166,990                       $80,745
                                           ========                       =======
Net interest spread......................                         2.77                            2.31
Impact of non-interest bearing funds on
  margin.................................                          .44                             .83
                                                                  ----                            ----
Net interest income-margin...............              $1,241     3.21%                $579       3.14%
                                                       ======     ====                 ====       ====

PROVISION FOR LOAN LOSSES



     The provision for loan losses for the quarters ended March 31, 2002, and 2001, was $135,000 and $205,000, respectively. The provision for losses for the quarter ended March 31, 2002, decreased by $70,000 from the quarter ended March 31, 2001 due to a reduced growth rate in 2002 compared to the rapid rate of loan growth during the first quarter of 2001.



     Management bases the provision for loan losses upon its continuing evaluation of the adequacy of the allowance for loan losses and the overall management of inherent credit risk.



     Due to the start up nature of the bank, arriving at an appropriate allowance involves a high degree of management judgment. In exercising this judgment, management considers numerous internal and external factors including, but not limited to, portfolio growth, national and local economic conditions, trends in the markets served, concentrations of credit in certain business segments, historical loss experience of other institutions in these markets and guidance from the bank's primary regulator. Management seeks to produce an allowance for loan losses that is appropriate in the circumstances and that complies with applicable accounting and regulatory standards.



NON-INTEREST INCOME



     Fees related to deposit accounts, fees earned from the sale of mortgage loans on the secondary market, and electronic banking revenue generate the majority of the bank's non-interest income. Service charges on deposit accounts totaled $62,000 in the first quarter of 2002 compared to $28,000 in the first quarter of 2001. Currently, Centra's level of non-interest income is below peer institutions due to Centra's strategic philosophy of offering free checking with minimal fees to capture market share.



     The bank also originates mortgage loans that are sold on the secondary market, servicing released. Income from those activities totaled $162,000 in the first quarter of 2002 compared to $13,000 in the first quarter of 2001. Centra's strategy regarding secondary market activities is to make such products available as a convenience to customers to satisfy their total banking needs and recognize income primarily from origination fees and servicing release premiums. Centra cross sells additional core banking products during the secondary market process thereby enhancing other fee areas of the bank. During 2001, Centra incurred increased mortgage activity in response to customer demand in the declining interest rate environment and the accompanying refinance activity. Interest rates stabilized in the latter part of 2001 and further declines are not anticipated in 2002. Centra believes 2002 origination volumes and fees will be less than those of 2001 and will initiate appropriate cost cutting measures, as appropriate, to assure profitability of this product offering.



NON-INTEREST EXPENSE



     For the first quarter of 2002, non-interest expense totaled $1,326,000 compared to $875,000 in the first quarter of 2001. First quarter 2002 results include expenses related to four full-service banking offices compared to one office for the entire quarter of 2001. As a result, all categories of non-interest expense reflect significant increases when compared to prior year.



     Salaries and benefits totaled $598,000 for the quarter ended March 31, 2002 compared to $441,000 for the quarter ended March 31, 2001. This increase is due to the additional operating offices and related staffing in the first quarter of 2002.



     For the quarters March 31, 2002, and 2001, occupancy expense totaled $140,000 and $82,000, respectively. Included in net occupancy expense is depreciation of leasehold improvements and premises totaling $15,000 and $9,000, respectively.



     Equipment expense totaled $139,000 in the first quarter of 2002 compared to $84,000 for the quarter ended March 31, 2001. Included in equipment expense is depreciation of furniture, fixtures and equipment of $97,000 for the quarter ended March 31, 2002 and $53,000 for the quarter ended March 31, 2001. This increase is consistent with the additional offices operating in the first quarter of 2002.

     Professional fees totaled $45,000 in the first quarter of 2002 compared to $13,000 in the first quarter of 2001. This increase relates to Centra incurring costs attributable to expanded operations in the various markets.



     Advertising costs totaled $54,000 in the first quarter of 2002 compared to $40,000 in the first quarter of 2001. Centra increased the advertising of its products and branding during 2002.



     Data processing costs totaled $87,000 in the first quarter of 2002 compared to $54,000 in the first quarter of 2001. This increase is due to incremental costs associated with the growth in deposit, loan and other accounts of the bank from expanding operations.



     Other operating expense totaled $263,000 in the first quarter of 2002 compared to $161,000 in the first quarter of 2001. This increase is due to the operation of four full service banking offices in 2002 compared with two offices in the first quarter of 2001.



     Maintaining acceptable levels of non-interest expense and operating efficiency are key performance indicators for the bank. The financial services industry uses the efficiency ratio (total non-interest expense less amortization of intangibles and non-recurring items as a percentage of the aggregate of net interest income and non-interest income) as a key indicator of performance. Due to growing to a level that will facilitate economies of scale and significant start up expenses of the various offices, the relevancy of the efficiency ratio as an indicator of performance is currently minimal.



RETURN ON ASSETS AND EQUITY



     Returns on assets (ROA) and equity (ROE) were .18% and 2.16% for the first quarter of 2002 compared to (2.14%) and (16.85%) in the first quarter of 2001. The negative returns in 2001 were the result of a de novo banking institution attempting to gain critical mass to support the operations and staffing costs of the bank. It is anticipated that these performance indicators will continue to migrate toward those of the bank's peers.



     The bank is considered well-capitalized under regulatory and industry standards of risk-based capital.



INCOME TAX EXPENSE



     The bank has not recorded income tax expense (benefit) during the periods shown. While the bank has generated net operating losses that will reduce future tax liabilities, the bank has established a valuation allowance that eliminates the tax benefit from the financial statements until it is recognized. During the quarter ended March 31, 2002, Centra restored a portion of the valuation allowance for the tax effect of earnings in the second quarter of 2002.



FINANCIAL CONDITION



 OVERVIEW OF THE STATEMENT OF CONDITION



     Total assets have increased $19.8 million since December 31, 2001. This is attributable to a complete menu of products offered to the customer and to customers' acceptance of the bank's philosophy of customer service within the community. Asset growth has occurred due to increases in loans and was funded by increases in basically all categories of deposits and short-term borrowings. The bank utilizes investment securities and federal funds sold to temporarily invest funds pending anticipated loan demand.



     Deposits have grown $18.7 million since December 31, 2001. Short-term borrowings have increased $1.0 million since December 31, 2001.



     Stockholders' equity has increased approximately $0.1 million due to Centra's first quarter income.



CASH AND CASH EQUIVALENTS



     Cash and cash equivalents totaled $16.2 million as of March 31, 2002 compared to $13.9 million as of December 31, 2001. These balances have increased due to increases in federal funds sold and interest-bearing balances in other banks as a result of strong deposit growth. Vault cash increased due to the opening of the Foxcroft drive-in facility.



     Management believes the current balance of cash and cash equivalents, investments and loan portfolios maturing within one year adequately serves the bank's liquidity and customers' needs. Total cash and cash equivalents fluctuate on a daily basis due to transactions in process and other liquidity needs.



INVESTMENT SECURITIES



     Investment securities totaled $23.0 million as of March 31, 2002. Government sponsored agency securities comprise the majority of the portfolio. This is an increase of $9.9 million from year-end and is the result of deposit growth and managing the loan to deposit ratio.



     All of the bank's investment securities are classified as available-for-sale. Management believes the available-for-sale classification provides flexibility for the bank in terms of growing the bank as well as interest rate risk management. At March 31, 2002, the amortized cost of the bank's investment securities totaled $23.0 million, resulting in unrealized depreciation in the investment portfolio of $19,000 and a corresponding decrease in the bank's equity of $19,000.



     Management monitors the earnings performance and liquidity of the investment portfolio on a regular basis through Asset/Liability Committee meetings. The group also monitors net interest income, sets pricing guidelines, and manages interest rate risk for the bank. Through active balance sheet management and analysis of the investment securities portfolio, the bank maintains sufficient liquidity to satisfy depositor requirements and the various credit needs of its customers. Management believes the risk characteristics inherent in the investment portfolio are acceptable based on these parameters.



LOANS



     The bank's lending is primarily focused in north central West Virginia and the eastern panhandle, and consists primarily of commercial lending, retail lending, which includes single-family residential mortgages, and consumer lending.



     The following table details total loans outstanding as of:



                                                              MARCH 31    DECEMBER 31
                                                                2002          2001
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS)
Commercial..................................................  $ 25,741      $ 25,597
Real estate, commercial.....................................    60,984        55,960
Real estate, mortgage.......................................    32,278        27,718
Consumer....................................................    10,578         9,390
                                                              --------      --------
  TOTAL LOANS...............................................  $129,581      $118,665
                                                              ========      ========



     Commercial loans constitute the largest component of the lending portfolio. This is the result of a concerted effort to attract quality commercial loans while maintaining appropriate underwriting standards. Management expects commercial loan demand to continue to be strong during the remainder of 2002. The bank will continue to selectively lend to customers outside its primary market area. Our lending base will also be expanded with our presence in the Martinsburg market.



LOAN CONCENTRATION



     With the significant commercial loan balances, the bank does have concentrations of its loan portfolio in the building and general contracting industry, gasoline stations and convenience stores, and hotels and motels. These concentrations, while within the same industry segment, are not concentrated in one borrower, but rather over several borrowers. This dissemination of borrowers somewhat mitigates the concentrations previously noted. Management continually monitors these concentrations.

ALLOWANCE FOR LOAN LOSSES



     Management continually monitors the loan portfolio through its Senior Loan Committee to determine the adequacy of the allowance for loan losses. This formal analysis determines the appropriate level of the allowance for loan losses and allocation of the allowance among loan types and specific credits. The portion of the allowance allocated among the various loan types represents management's estimate of probable losses based upon historical loss factors. Specific loss estimates are derived for individual credits, where applicable, and are based upon specific qualitative criteria, including the size of the loan and loan grades below a predetermined level. Due to the absence of losses to date, the bank utilizes historical loss factors for comparable peer banks operating in our lending area. Centra also considers trends in losses and delinquencies, growth of loans in particular markets and industries, and known changes in national and local economic conditions in the particular lending area.



     The results of this analysis at March 31, 2002, indicate that the allowance for loan losses is considered adequate to absorb losses inherent in the portfolio.



                                                              QUARTER ENDED
                                                                MARCH 31
                                                              -------------
                                                               2002    2001
                                                              ------   ----
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period................................  $1,426   $636
Loan losses.................................................       -      -
Loan recoveries.............................................       -      -
                                                              ------   ----
     NET CHARGE-OFFS........................................       -      -
Loan loss provision.........................................     135    205
                                                              ------   ----
  TOTAL LOANS, END OF PERIOD................................  $1,561   $841
                                                              ======   ====



     The bank had no nonperforming, nonaccrual, delinquent loans or other real estate owned as of March 31, 2002 and 2001.



FUNDING SOURCES



     The bank considers deposits, short and long-term borrowings when evaluating funding sources. Traditional deposits continue to be the most significant source of funds for the bank, reaching $147 million at March 31, 2002.



     Management believes that the deposit base remains the most significant funding source for the bank and will continue to concentrate on balancing deposit growth and adequate net interest margin to meet the bank's strategic goals. The bank will continue to offer "special" deposit products in its markets, when deemed appropriate, to fund profitable growth opportunities.



     Along with traditional deposits, the bank has access to both short-term and long-term borrowings to fund its operations and investments. The bank's short-term borrowings consist of arrangements to purchase federal funds, corporate deposits held in overnight repurchase agreements and various FHLB borrowing vehicles. At March 31, 2002, short-term borrowings totaled $13.6 million.



CAPITAL/STOCKHOLDERS' EQUITY



     The bank sold 1.2 million shares of stock at $10 per share or a total of $12 million during 1999 and completed the issuance in February 2000.



     In 2000, the bank was reorganized, and the bank became a one-bank holding company of Centra. In that transaction, Centra issued shares of common stock in exchange for shares of the bank's common stock. In 2001, Centra sold an additional 240,000 shares in a private offering that was completed in April 2001 and

160,000 shares in a private offering that was completed on September 19, 2001. This additional capital was needed to support projected growth in 2002 and beyond.



     The primary source of funds for dividends to be paid by Centra Financial Holdings, Inc. is dividends received from its subsidiary bank, Centra Bank, Inc. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. As of March 31, 2002, no dividends have been paid, and management does not anticipate dividend payments during the year. Centra Bank, Inc. will not pay dividends without first obtaining the approval of the West Virginia Commissioner of Banking.



     Centra is subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Centra must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possible discretionary, actions by regulators that, if undertaken, could have a direct material effect on Centra's financial statements.



MARKET RISK MANAGEMENT



     The most significant market risk resulting from Centra's normal course of business, extending loans and accepting deposits, is interest rate risk. Interest rate risk is the potential for economic loss due to future interest rate changes which can impact both the earnings stream as well as market values of financial assets and liabilities. Centra's management has charged the Asset/Liability Committee (ALCO) with the overall management of Centra and its subsidiary bank's balance sheets related to the management of interest rate risk. The ALCO strives to keep Centra focused on the future, anticipating and exploring alternatives, rather than simply reacting to change after the fact.



     To this end, the ALCO has established an interest risk management policy that sets the minimum requirements and guidelines for monitoring and controlling the level and amount of interest rate risk. The objective of the interest rate risk policy is to encourage management to adhere to sound fundamentals of banking while allowing sufficient flexibility to exercise the creativity and innovations necessary to meet the challenges of changing markets. The ultimate goal of these policies is to optimize net interest income within the constraints of prudent capital adequacy, liquidity, and safety.



     The ALCO relies on different methods of assessing interest rate risk including simulating net interest income, monitoring the sensitivity of the net present market value of equity or economic value of equity, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods. The ALCO places emphasis on simulation modeling as the most beneficial measurement of interest rate risk due to its dynamic measure. By employing a simulation process that measures the impact of potential changes in interest rates and balance sheet structures and by establishing limits on changes in net income and net market value, the ALCO is better able to evaluate the possible risks associated with alternative strategies.



     The simulation process starts with a base case simulation which represents projections of current balance sheet growth trends. Base case simulation results are prepared under a flat interest rate forecast and at least two alternative interest rate forecasts, one rising and one declining, assuming parallel yield curve shifts. Comparisons showing the earnings variance from the flat rate forecast illustrate the risks associated with the current balance sheet strategy. When necessary, additional balance sheet strategies are developed and simulations prepared. These additional simulations are run with the same interest rate forecasts used with the base case simulation and/or using non-parallel yield curve shifts. The additional strategies are used to measure yield curve risk, prepayment risk, basis risk, and index lag risk inherent in the balance sheet. Comparisons showing the earnings and equity value variance from the base case provide the ALCO with information concerning the risks associated with implementing the alternative strategies. The results from model simulations are reviewed for indications of whether current interest rate risk strategies are accomplishing their goal and, if not, suggest alternative strategies that could. The policy calls for periodic review by the ALCO of assumptions used in the modeling.



     ALCO believes that it is beneficial to monitor interest rate risk for both the short and long-term. Therefore, to effectively evaluate results from model simulations, limits on changes in net interest income and the value of the balance sheet will be established. ALCO has determined that by the end of 2002, the earnings at risk of the bank shall not change more than 7.5% from base case for each 1% shift in interest rates. Centra is in compliance with this policy as of March 31, 2002. The following table is provided to show the earnings at risk and value at risk positions of Centra as of March 31, 2002.



                                                                           ESTIMATED INCREASE
                     IMMEDIATE                       ESTIMATED INCREASE       (DECREASE) IN
               INTEREST RATE CHANGE                   (DECREASE) IN NET         ECONOMIC
                 (IN BASIS POINTS)                     INTEREST INCOME       VALUE OF EQUITY
               --------------------                  -------------------   -------------------
                                                              (DOLLARS IN THOUSANDS)
 300...............................................    $348        5.0%     $(2,405)    (24.4)%
 200...............................................     234        3.4       (1,625)    (16.5)
 100...............................................     120        1.7         (816)     (8.3)
-100...............................................    (128)      (1.8)         807       8.2
-200...............................................    (273)      (3.9)       1,781      18.1
-300...............................................    (528)      (7.5)       3,692      37.5



EFFECTS OF INFLATION ON FINANCIAL STATEMENTS



     Substantially all of the bank's assets relate to banking and are monetary in nature. Therefore they are not impacted by inflation to the same degree as companies in capital-intensive industries in a replacement cost environment. During a period of rising prices, a net monetary asset position results in loss in purchasing power and conversely a net monetary liability position results in an increase in purchasing power. In the banking industry, typically monetary assets exceed monetary liabilities. Therefore as prices have recently increased, financial institutions experienced a decline in the purchasing power of their net assets.



FUTURE OUTLOOK



     The bank's results of operations in the first quarter of 2002 represent the expansion phase of a typical de novo banking institution. The continued emphasis in future periods will be to attract depositors and deploy those funds in the lending function, both in the Morgantown and Martinsburg markets. The critical challenge for the bank in the future will be the emphasis on customer service with the highest quality products and technology.



     Future plans for the bank involve the bank taking advantage of both technology and personal customer contact. The bank introduced retail internet services in 2000 and continues to use the internet to serve business customers. In addition to "top of the line" technology, the bank is committed to providing individual and personal banking services. As part of our commitment, the Foxcroft office and drive-in facility were opened in December, 2001 and March 2002, respectively. These locations will complement our delivery systems and enable the bank to service a broader customer base. In addition, Centra has teamed with local ATM owners, both in the Monongalia and Berkeley County markets, to designate several locations as Centra Bank locations.


          FOR THE YEARS ENDED DECEMBER 31, 2001, AND DECEMBER 31, 2000

SUMMARY FINANCIAL RESULTS

     The bank began operations on February 14, 2000 with a mission to provide community banking to the Morgantown area. During 2001, Centra Financial expanded into the Martinsburg, West Virginia region with two offices. Via a menu of customer friendly products, competitive loan and deposit rates, and exemplary customer service, the bank concluded the calendar year with total assets of $155.6 million and deposits of $128.3 million.

     Centra Financial incurred a net loss of $896,000 in 2001 compared to a net loss of $1,486,000 in 2000. The loss equated to a negative return on average assets of (.81)% and a return on average equity of (6.99)% compared to prior year results of (3.33)% and (13.91)% respectively. Basic and fully diluted loss per share were $(.61) in 2001 compared to $(1.25) in 2000. The losses resulted from the start up nature of a de novo banking institution striving to build critical mass to support staffing levels and back room operations. Centra Financial also opened three offices during 2001 and incurred normal start-up costs associated with office openings. Quarterly losses have declined consistently since the first quarter of 2001, and Centra Financial became profitable in the fourth quarter of 2001, well ahead of original projections. (See Note 16 of Notes to Consolidated Financial Statements.)

     While operating in a challenging interest rate environment, the bank achieved a 6.92% yield on earning assets compared to 7.85% in 2000. Centra Bank achieved this yield as the bank's average loans increased by $57.7 million during 2001 despite operating in a highly competitive environment. Loans increased to $118.7 million at December 31, 2001 from $42.4 million at December 31, 2000. The banking industry incurred 11 rate declines during 2001 as the Federal Reserve attempted to mitigate the effects of a national recession. The bank's ability to acquire quality loans is supported by a zero delinquency rate and the absence of non-accrual, non-performing, classified or renegotiated loans at December 31, 2001.

     Deposits increased during 2001 from $62.9 million at December 31, 2000, to $ 128.3 million at December 31, 2001. This increase was due to continued growth in the Morgantown market and the new growth from the Martinsburg market. Centra Bank offers an uncomplicated product design and minimal fee structure that attracted customers at a steady rate during the year. The overall cost of funds for the bank was 4.26% for 2001 compared to 5.76% in 2000. This cost of funds, combined with the earning asset yield, resulted in a net interest margin of 3.36% for 2001 compared to 3.50% in 2000.

     The bank maintained a high quality, short-term, investment portfolio during 2001 to provide liquidity for the balance sheet, to fund loan growth and to pledge against customers accounts. U.S. government and agency securities comprised the bank's investment portfolio during 2001.

INTEREST INCOME AND EXPENSE

     Net interest income is the amount by which interest income on earning assets exceeds interest incurred on interest-bearing liabilities. Interest earning assets include loans and investment securities. Interest-bearing liabilities include interest-bearing deposits, borrowed funds such as sweep accounts and repurchase agreements. Net interest income remains the primary source of revenue for Centra Financial. Net interest income is also impacted by changes in market interest rates, as well as adjustments in the mix of interest-earning assets and interest-bearing liabilities. Net interest income will also be impacted favorably by increases in our non-interest bearing deposits.

     Net interest margin is calculated by dividing net interest income by average interest-earning assets and serves as a measurement of the net revenue stream generated by Centra Financial's balance sheet. As noted above, the net interest margin was 3.36% in 2001 compared to 3.50% in 2000. The net interest margin faced pressure due to competitive pricing of loans and deposits in the bank's markets and the Federal Reserve's 11 rate decreases during 2001. Management anticipates no material changes in the net interest margin in the short-term and anticipates that the margin will increase in the long-term.

     Management continues to analyze methods to deploy Centra Bank's assets to an earning asset mix which will result in a stronger net interest margin. Loan growth continues to be strong and management anticipates that loan activity will remain strong in the near term future. Centra Bank will attempt to maintain a loan to deposit ratio under 90% in 2002.

     During 2001, net interest income increased by $2.0 million or 141.8% from $1.4 million at December 31, 2000, to $3.4 million at December 31, 2001. This increase is largely due to the growth in earning assets, primarily loans, of $76.2 million in 2001. Average total earning assets were $102.8 million in 2001 compared to

$40.8 million in 2000. Average loans grew to $79.9 million in 2001 from $22.2 million in 2000. As a result of this growth, total interest income increased by $3.9 million, or 122.7%, from the $3.2 million in 2000 to $7.1 million in 2001. Average interest bearing liabilities, primarily deposits, likewise increased in 2001 by $55.3 million. Average interest bearing deposits grew to $77.8 million in 2001 compared to $28.8 million in 2000. As a result of this growth, total interest expense increased by $1.9 million, or 107.2%, from $1.8 million in 2000 to $3.7 million in 2001.

     Despite the growth in the volume of earning assets during 2001, the yield on earning assets decreased to 6.92% in 2001 from 7.85% in 2000. This decline is due to the lower interest rate environment as the yield on net loans decreased to 7.80% in 2001, compared to 9.27% in 2000. In addition, Centra Bank's investment portfolio yield declined significantly during 2001 to 4.08% from 6.18% in 2000 due to the deteriorating interest rate environment in 2001.

     The cost of interest-bearing liabilities decreased to 4.26% in 2001 from 5.76% in 2000. This decline is primarily a result of the lower interest rates paid on deposit products as the cost of deposits declined to 4.44% in 2001 from 5.77% in 2000.

PROVISION FOR LOAN LOSSES


     In 2001, Centra Financial recorded a provision for loan losses of $793,000 compared to $636,000 in 2000. The provision for loan losses is based upon management's quarterly evaluation of the adequacy of the allowance for loan losses and the increase in 2001 is due to the increase in the allowance for loan losses from $636,000 at December 31, 2000 to $1,426,000 at December 31, 2001 resulting from management's evaluation.



     In the fourth quarter of 2001, Centra Financial recorded a provision for loan losses of $45,000. This provision reflects the change in management's estimate of the allowance for loan losses from September 30, 2001 to December 31, 2001. As further discussed in this discussion under "Allowance for Loan Losses", management continued to refine its methodology for determining the allowance for loan losses by refining certain inherent risk factors used to determine probable losses in the various pools of loans. The adjustment to certain inherent risk factors is based on the aging of the loan portfolio and the minimal amount of losses incurred since inception. The only loss incurred since inception was a $3,000 consumer loan charge-off during 2001. Based on the allowance for loan losses analysis at December 31, 2001, a provision for loan losses of $45,000 was necessary to arrive at an allowance that was computed in accordance with management's systematic methodology. Based upon budgeted loan growth of a quality consistent with the existing portfolio, the quarterly provision for 2002 is expected to range from $125,000 to $150,000. The allowance for loan losses will be adjusted each quarter for differences between the amount determined through it systematic methodology and the balance of the allowance for loan losses at the date the analysis is completed.



     While the fourth quarter Provision for Loan Losses was $45,000, this total is not representative of future projected provisions. As a result of budgeted loan growth of a quality consistent with the existing portfolio, the quarterly provision for 2002 is expected to range from $125,000 to $150,000.


NON-INTEREST INCOME

     Fees related to deposit accounts and electronic banking revenue generate the core of the bank's non-interest income. Non-interest income totaled $753,000 in 2001 compared to $105,000 in 2000. This increase is due to the aforementioned growth in deposits during 2001 as the bank continues to undertake a strategic philosophy of offering free checking with minimal fees to capture market share.

     Other service charges and fees loans increased from $28,000 in 2000 to $166,000 in 2001. This growth resulted from the overall growth of the deposit and loan portfolios of the bank.

     Centra Bank originates long-term, fixed rate or non-conforming mortgage loans and sells them on the secondary market. The bank recognized $371,000 as fees from selling those loans during 2001. Centra Bank recognized $25,000 of such fees in 2000. The dramatic increase resulted from lower mortgage rates in 2001 and the high volume of refinancing.

     Management will continue to explore new methods of enhancing non-interest income. Other traditional and non-traditional financial service products are analyzed regularly for potential inclusion in Centra Bank's product mix.

NON-INTEREST EXPENSE

     In 2001, total non-interest expense reached $4.3 million compared to $2.4 million in 2000. The level of non-interest costs incurred is representative of a start-up bank in the early years of operations and includes costs associated with opening three offices during the year.

     Salaries and benefits expense totaled $2.0 million in 2001 compared to $1.1 million in 2000. Salaries and benefits expense reflects Centra Financial's commitment to provide high quality customer service utilizing cutting edge technology. At December 31, 2001, Centra Financial had 57 full-time equivalent employees compared to 24.5 full-time equivalent employees in 2000. This increase relates to the addition of three offices during 2001. Management will continue to strive to find new ways of increasing efficiencies and leveraging its resources, effectively optimizing customer service and return to shareholders.

     Occupancy expense totaled $469,000 in 2001 compared to $271,000 in 2000. This increase is due to the opening of three new branch offices in 2001. Included in these totals are depreciation expense of $46,100 in 2001 and $18,454 in 2000. Lease expense totaled $330,407 in 2001 compared to $234,411 in 2000.

     Equipment expense totaled $447,000 in 2001 compared to $244,000 in 2000. Depreciation expense on furniture, fixtures, and equipment constituted $295,626 in 2001 compared to $152,621 in 2000. Equipment depreciation reflects Centra Financial's commitment to technology and the addition of equipment related to three branch openings in 2001.

     Advertising costs totaled $151,000 in 2001 compared to $145,000 in 2000. Total costs for 2000 included the initial advertising campaign of the bank and 2001 costs include the marketing costs associated with the opening of the Waterfront office and the Martinsburg offices.

     Professional fees totaled $130,000 in 2001 compared to $54,000 in 2000. This increase is due to the overall growth and complexity of issues of the bank.

     Data processing costs increased from $128,000 in 2000 to $274,000 in 2001. This increase is related to the overall account and transaction growth of the bank.

     Other expense increased from $460,000 in 2000 to $804,000 in 2001. The primary components of growth in this area are increased courier costs, taxes not based on income and costs associated with the various banking offices.

     Maintaining acceptable levels of non-interest expense and operating efficiency are key performance indicators for Centra Financial in its strategic initiatives. The financial services industry uses the efficiency ratio (total non-interest expense as a percentage of the aggregate of net interest income and non-interest income) as a key indicator of performance. Due to growing to a level that will facilitate economies of scale and significant start-up expenses during the year, the relevancy of the efficiency ratio as an indicator of performance is currently minimal.

RETURN ON ASSETS

     Centra Financial's return on assets was (.81)% in 2001 and (3.33)% in 2000. This negative return reflects the commitment that start-up financial institutions must endure as they attempt to attain critical mass to support their infrastructure and as they grow the interest earning asset base. We anticipate that this performance indicator will continue to migrate toward those of Centra Financial's peers.

RETURN ON EQUITY

     Centra Financial's return on average stockholders' equity ("ROE") was (6.99)% in 2001 and (13.91)% in 2000. This negative return also reflects Centra Financial's start-up nature.

     The bank is considered well-capitalized under regulatory and industry standards of risk-based capital. See Note 11 of Notes to the consolidated financial statements included in Item 8 herein.

INCOME TAX EXPENSE

     Centra Financial has not recorded income tax benefit during 2001 or 2000. While the bank is generating net operating losses that will reduce future tax liabilities, the bank has established a valuation allowance that eliminates the tax benefit from the financial statements until it is recognized, due to the uncertainty as to the realization of net deferred tax assets.

OVERVIEW OF THE STATEMENT OF CONDITION

     Centra Financial's balance sheet at December 31, 2001, changed significantly in comparison to December 31, 2000, primarily due to a full year of operations and the opening of three additional branch offices during 2001. Total assets grew to $155.6 million at December 31, 2001 from $76.8 million at December 31, 2000. Asset growth has occurred due to increases in market penetration from the opening of the three new branches. These offices assisted in the increase in loans of $76.2 million in 2001. This growth in loans and investments was funded by increases in all categories of deposits and short-term borrowings. Centra Financial utilizes investment securities and federal funds sold to temporarily invest funds pending anticipated loan demand.

     Deposits have grown to $128.3 million as of December 31, 2001, an increase of $65.4 million from December 31, 2000. Short-term borrowings increased to $12.6 million as of December 31, 2001, an increase of $9.1 million from December 31, 2000.

     Stockholders' equity increased $4.1 million from 2000 due essentially to a $5 million sale of stock offset by 2001 operating losses.

CASH AND CASH EQUIVALENTS

     Centra Financial's cash and cash equivalents totaled $13.9 million at December 31, 2001, compared to $7.6 million at December 31, 2000, an increase of $6.3 million.

     Management believes the current balance of cash and cash equivalents adequately serves Centra Financial's liquidity and performance needs. Total cash and cash equivalents fluctuate on a daily basis due to transactions in process and other liquidity needs. Management believes the liquidity needs of Centra Financial are satisfied by the current balance of cash and cash equivalents, readily available access to traditional and non-traditional funding sources, and the portions of the investment and loan portfolios that mature within one year. These sources of funds should enable Centra Financial to meet cash obligations as they come due.

INVESTMENT SECURITIES

     Investment securities totaled $13.1 million at December 31, 2001, compared to $23.4 million at December 31, 2000. Government sponsored agency securities comprise the majority of the portfolio. This decline provided a portion of the funding necessary to support loan growth.

     All of Centra Financial's investment securities are classified as available-for-sale. Management believes the available-for-sale classification provides flexibility for Centra Financial in terms of selling securities as well as interest rate risk management opportunities. At December 31, 2001, the amortized cost of Centra Financial's investment securities totaled $13.1 million, resulting in unrealized appreciation in the investment portfolio of $3,000.

     Management monitors the earnings performance and liquidity of the investment portfolio on a regular basis through Asset/Liability Committee ("ALCO") meetings. The group also monitors net interest income, sets pricing guidelines, and manages interest rate risk for Centra Financial. Through active balance sheet management and analysis of the investment securities portfolio, Centra Financial maintains sufficient liquidity to satisfy depositor requirements and the various credit needs of its customers. Management believes the risk characteristics inherent in the investment portfolio are acceptable based on these parameters.

LOANS

     Centra Bank's lending is primarily focused in the north central and the eastern panhandle of West Virginia, and consists principally of commercial lending, retail lending, which includes single-family residential mortgages and consumer lending. Loans totaled $118.7 million as of December 31, 2001, compared to $42.4 million at December 31, 2000.

     Centra Financial experienced significant loan growth during 2001 in commercial and all other loan classifications. At December 31, 2001, commercial loans totaled 69% of Centra Bank's total loan portfolio, comprising the largest portion of the loan portfolio. Commercial loans totaled $81.6 million at December 31, 2001 compared to $30.7 million at December 31, 2000. Management will continue to focus on the enhancement and growth of the commercial loan portfolio while maintaining appropriate underwriting standards and risk/price balance. Management expects commercial loan demand to continue to be strong into 2002. In addition to the anticipated additional in-market penetration, Centra Bank will continue to selectively lend to customers outside its primary markets.

     Real estate loans to Centra Bank's retail customers (including real estate construction loans) account for the second largest portion of the loan portfolio, comprising 23% of Centra Bank's total loan portfolio. Real estate mortgage loans totaled $27.7 million at December 31, 2001, compared to $8.9 million at December 31, 2000.

     Included in real estate loans are home equity credit lines totaling $9.0 million in 2001 compared to $2.1 million at December 31, 2000. Management believes the home equity loans are a competitive product with an acceptable return on investment after risk considerations. Residential real estate lending continues to represent a major focus of Centra Bank's lending due to the lower risk factors associated with this type of loan and the opportunity to provide additional products and services to these consumers at reasonable yields to Centra Bank.

     Consumer lending continues to be a vital part of Centra Bank's core lending. At December 31, 2001, consumer loan balances totaled $9.4 million compared to $2.8 million at December 31, 2000. The majority of Centra Bank's consumer loans are in the direct lending area. Management is pleased with the performance and quality of Centra Bank's consumer loan portfolio, which can be attributed to Centra Bank's commitment to high level of customer service and the continued loan demand in the markets served by Centra Bank.

LOAN CONCENTRATION


     As part of our loan analysis, the bank analyzes concentrations of credit in specific industries to determine if such concentrations pose above average risk of loss to the portfolio. Regulatory guidelines define a concentration of credit as loans to a particular industry or segment of an industry that exceed 25% of capital. The bank begins monitoring such concentrations of credit at the 20% level. The purpose of this review is to determine the quality of existing loans and to be forewarned about generating future credits within that industry. Concentrations of credit are considered to determine risk factors, increasing such factors if appropriate, during the evaluation of the adequacy of the Allowance for Loan Losses.


     At December 31, 2001, commercial loans comprised the largest component of the loan portfolio. While the bank has concentrations of its loan portfolio in the building, developing and general contracting industry, leasing of real estate, and the hotel/motel areas, these concentrations are comprised of loans to various borrowers in various geographic areas and are not considered detrimental to the bank.

ALLOWANCE FOR LOAN LOSSES

     Management continually monitors the loan portfolio through its Senior Loan Committee to determine the adequacy of the allowance for loan losses. This formal analysis determines the appropriate level of the allowance for loan losses and allocation of the allowance among loan types and specific credits. The portion of the allowance allocated among the various loan types represents management's estimate of probable losses based upon historical loss factors. Specific loss estimates are derived for individual credits, where applicable, and are based upon specific qualitative and quantitative criteria, including the size of the loan and loan grades below a predetermined level. Due to the absence of losses to date, the bank utilizes historical loss factors comparable to peer banks operating in our lending area. Centra Bank also considers trends in losses and delinquencies, the growth of loans in particular markets and industry, and known changes in national and local economic conditions in the particular lending markets.



     The results of this analysis at December 31, 2001, indicate that the reserve for loan losses is considered adequate to absorb probable losses inherent in the portfolio. At December 31, 2001, the allowance for loan losses was $1,426,000 compared to $636,000 at December 31, 2000. The increase in the allowance is a result of the significant growth in the loan portfolio during 2001. At December 31, 2001, the allowance to total loans was 1.2% compared to 1.50% at December 31, 2000. The decline in the allowance to total loans was a result of management continuing to refine its allowance for loan losses analysis and the related risk factors. Based upon the analysis as of December 31, 2001, management determined that national and local economic conditions and the events of September 11, 2001 did not result in any delinquencies or non-performing loans or actual losses. Accordingly, management adjusted its methodology to consider these positive factors.


     Centra Bank incurred charge offs totaling $3,000 in 2001 and none in 2000. Centra Bank had no nonperforming, nonaccrual, delinquent loans or other real estate owned as of December 31, 2001 or 2000.

FUNDING SOURCES

     Centra Bank considers a number of alternatives, including but not limited to deposits, short-term borrowings, and long-term borrowings when evaluating funding sources. Traditional deposits continue to be the most significant source of funds for Centra Bank, totaling $128.3 million, or 89.1% of Centra Bank's funding sources at December 31, 2001.

     Non-interest bearing deposits remain a core funding source for Centra Bank. At December 31, 2001, non-interest bearing balances totaled $17.6 million compared to $7.5 million in 2000. Management intends to continue to focus on maintaining its base of lower-costing funding sources, through product offerings that benefit customers who increase their relationship with Centra Bank by using multiple products and services.

     Interest-bearing deposits totaled $110.7 million at December 31, 2001, compared to $55.4 million at December 31, 2000. On a percentage basis, interest-bearing transaction accounts were the largest growth component of Centra Bank's deposits. Average interest-bearing liabilities totaled $86.0 million during 2001 compared to $30.7 million during 2000. Average non-interest bearing liabilities totaled $12.3 million during 2001 compared to $3.2 million during 2000. Management will continue to emphasize deposit gathering in 2002 by offering outstanding customer service and competitively priced products. Management will also concentrate on balancing deposit growth with adequate net interest margin to meet Centra Bank's strategic goals.

     Along with traditional deposits, Centra Bank has access to both short-term and long-term borrowings to fund its operations and investments. Centra Bank's short-term borrowings consist of corporate deposits held in overnight repurchase agreements and retail funds such as term repurchase agreements. At December 31, 2001, short-term borrowings totaled $12.6 million compared to $3.5 million in 2000.

CAPITAL/STOCKHOLDERS' EQUITY

     During the year ended December 31, 2001, stockholders' equity increased approximately $4.1 million (or 40.8%) to $14.2 million. This increase resulted primarily from the sale of $5 million of common stock under Rule 505 of Regulation D of the Securities Act of 1933 during 2001 offset by the current year net operating loss. Centra Financial paid no dividends during 2001 or 2000.

     At December 31, 2001, accumulated other comprehensive income totaled $3,000, a decrease of $8,000 from December 31, 2000. This represents net unrealized gains on available-for-sale securities at December 31, 2001. Because all the investment securities in Centra Financial's portfolio are classified as available-for-sale, both the investment and equity sections of Centra Financial's balance sheet are more sensitive to the changing market values of investments.

     Centra Financial has also complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets) is assigned to each asset on the balance sheet. Detailed information concerning Centra Financial's risk-based capital ratios can be found in Note 11 of the Notes to the Consolidated Financial Statements. At December 31, 2001, Centra Financial and its banking subsidiary's risk-based capital ratios were above the minimum standards for a well-capitalized institution. Centra Financial's risk-based capital ratio of 12.92% at December 31, 2001, is well above the well-capitalized standard of 10%. Centra Financial's Tier 1 capital ratio of 11.74% also exceeded the well-capitalized minimum of 6%. The Leverage ratio at year-end 2001 was 9.90% and was also above the well-capitalized standard of 5%. Management believes Centra Financial's capital continues to provide a strong base for profitable growth.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     The objective of Centra Financial's asset/liability management function is to maintain consistent growth in net interest income within Centra Financial's policy guidelines. This objective is accomplished through management of Centra Financial's balance sheet liquidity and interest rate risk exposure based on changes in economic conditions, interest rate levels, and customer preferences.

INTEREST RATE RISK

     The most significant market risk resulting from Centra Financial's normal course of business, extending loans and accepting deposits, is interest rate risk. Interest rate risk is the potential for economic loss due to future interest rate changes which can impact both the earnings stream as well as market values of financial assets and liabilities. Centra Financial's management has charged the Asset/Liability Committee (ALCO) with the overall management of Centra Financial and its subsidiary bank's balance sheets related to the management of interest rate risk. The ALCO strives to keep Centra Financial focused on the future, anticipating and exploring alternatives, rather than simply reacting to change after the fact.

     To this end, the ALCO has established an interest risk management policy that sets the minimum requirements and guidelines for monitoring and controlling the level and amount of interest rate risk. The objective of the interest rate risk policy is to encourage management to adhere to sound fundamentals of banking while allowing sufficient flexibility to exercise the creativity and innovations necessary to meet the challenges of changing markets. The ultimate goal of these policies is to optimize net interest income within the constraints of prudent capital adequacy, liquidity, and safety.

     The ALCO relies on different methods of assessing interest rate risk including simulating net interest income, monitoring the sensitivity of the net present market value of equity or economic value of equity, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods. The ALCO places emphasis on simulation modeling as the most beneficial measurement of interest rate risk due to its dynamic measure. By employing a simulation process that measures the impact of potential changes in interest rates and balance sheet structures and by establishing limits on changes in net income and net market value, the ALCO is better able to evaluate the possible risks associated with alternative strategies.

     The simulation process starts with a base case simulation which represents projections of current balance sheet growth trends. Base case simulation results are prepared under a flat interest rate forecast and at least two alternative interest rate forecasts, one rising and one declining, assuming parallel yield curve shifts. Comparisons showing the earnings variance from the flat rate forecast illustrate the risks associated with the current balance sheet strategy. When necessary, additional balance sheet strategies are developed and simulations prepared. These additional simulations are run with the same interest rate forecasts used with the base case simulation and/or using non-parallel yield curve shifts. The additional strategies are used to measure yield curve risk, prepayment risk, basis risk, and index lag risk inherent in the balance sheet. Comparisons showing the earnings and equity value variance from the base case provide the ALCO with information concerning the risks associated with implementing the alternative strategies. The results from model simulations are reviewed for indications of whether current interest rate risk strategies are accomplishing their goal and, if not, suggest alternative strategies that could. The policy calls for periodic review by the ALCO of assumptions used in the modeling.

     ALCO believes that it is beneficial to monitor interest rate risk for both the short and long-term. Therefore, to effectively evaluate results from model simulations, limits on changes in net interest income and the value of the balance sheet will be established. ALCO has determined that by the end of 2002, the earnings at risk of the bank shall not change more than 7.5% from base case for each 1% shift in interest rates. Centra Bank is in compliance with this policy as of December 31, 2001. The following table is provided to show the earnings at risk and value at risk positions of Centra Bank as of December 31, 2001.

  EARNINGS AND VALUE AT RISK AT DECEMBER 31, 2001:

                     IMMEDIATE                       ESTIMATED INCREASE      ESTIMATED INCREASE
               INTEREST RATE CHANGE                   (DECREASE) IN NET    (DECREASE) IN ECONOMIC
                 (IN BASIS POINTS)                     INTEREST INCOME         VALUE OF EQUITY
               --------------------                  -------------------   -----------------------
                                                                (DOLLARS IN THOUSANDS)
 300...............................................    $175        2.9%      $(2,833)      (27.8)%
 200...............................................     118        1.9        (1,925)      (18.9)
 100...............................................      63        1.0          (976)       (9.6)
-100...............................................     (71)      (1.2)          994         9.8
-200...............................................    (152)      (2.5)        2,330        22.9
-300...............................................    (296)      (4.9)        4,683        46.0

LIQUIDITY

     Maintenance of a sufficient level of liquidity is a primary objective of the ALCO. Liquidity, as defined by the ALCO, is the ability to meet anticipated operating cash needs, loan demand, and deposit withdrawals, without incurring a sustained negative impact on net interest income. It is Centra Bank's policy to manage liquidity so that there is no need to make unplanned sales of assets or to borrow funds under emergency conditions.


     The main source of liquidity for Centra Financial comes through deposit growth. Liquidity is also provided from cash generated from assets such as maturities, principal payments and income from loans and investment securities. During the year ended December 31, 2001, cash provided by financing activities totaled $79.5 million, while outflows from investing activity totaled $67.2 million. When appropriate, Centra Financial has the ability to take advantage of external sources of funds such as advances from the FHLB, national market repurchase agreements, and brokered funds. These external sources often provide attractive interest rates and flexible maturity dates which enables Centra Financial to match funding with contractual maturity dates of assets. Centra Financial has a pre-approved maximum borrowing capacity of $27,374,000 with the FHLB. Additionally, the bank has two pre-approved lines of credit in place to serve as a secondary source of liquidity through Centra Bank's correspondent banking relationships with Wachovia Bank, N.A. and Bankers Bank. The company has not accessed any of these sources of liquidity. Securities in the investment portfolio are classified as available for sale and can be utilized as an additional source of liquidity.


EFFECTS OF INFLATION ON FINANCIAL STATEMENTS

     Substantially all of Centra Financial's assets relate to banking and are monetary in nature. Therefore, they are not impacted by inflation in the same manner as companies in capital intensive industries. During a period of rising prices, a net monetary asset position results in loss in purchasing power and conversely a net monetary liability position results in an increase in purchasing power. In banks, monetary assets typically exceed monetary liabilities and therefore, as prices have increased over the past year, financial institutions experienced a modest decline in the purchasing power of their assets.

FOURTH QUARTER

     Centra Financial's quarterly net operating losses decreased each consecutive quarter after the fourth quarter 2000. Centra Financial incurred its first profitable quarter of $24,000 in the fourth quarter of 2001. This equated to $.02 income per share on both a basic and fully diluted basis. Net interest income increased in each quarter during 2001 and was $1.1 million in the fourth quarter of 2001. Other income also increased in each quarter during 2001 and was $265,000 in the fourth quarter of 2001.

FUTURE OUTLOOK

     The bank's results of operations represent the early stages of a de novo banking institution. However, by making the investment to open these branches during 2001, Centra Bank has become a strong competitor in the markets that we serve, and the growth in 2001 resulted in the first profitable quarter. Centra Bank will continue to penetrate its markets with an emphasis on customer service with the highest quality products and technology.

     Future plans for the bank involve the bank taking advantage of both technology and personal customer contact. The bank continues to utilize retail and business Internet services. In addition to "top of the line" technology, the bank is committed to providing individual and personal banking services. Centra Financial will continue to search for quality banking locations as well as exploring alternative delivery systems.

                            MANAGEMENT AND DIRECTORS

     The following are the executive officers and directors of Centra Financial.

NAME                   AGE    POSITION     DIRECTOR SINCE   CLASS EXPIRES   PRINCIPAL OCCUPATION (PAST FIVE YEARS)
----                   ---   -----------   --------------   -------------   --------------------------------------
Douglas J. Leech.....  47    Director,          1999            2003        President, Centra Financial Holdings,
                             President                                      Inc. and Centra Bank, Inc. (1999 to
                             and CEO                                        present). President, Southeast Region
                                                                            of Huntington National Bank (1998-
                                                                            1999); President and Chief Executive
                                                                            Officer, Huntington National Bank
                                                                            (1997-1998); President and Chief
                                                                            Operating Officer, Huntington National
                                                                            Bank (1996-1997); President, North
                                                                            Central West Virginia Huntington
                                                                            National Bank (1995-1996); Executive
                                                                            Vice President and Chief Operating
                                                                            Officer, One Valley Bank of
                                                                            Morgantown, Inc. (1990-1995)
Kevin D. Lemley......  47    Vice                 --              --        Senior Vice President and CFO Centra
                             President,                                     Bank, Inc. (1999 to present). Senior
                             CFO and                                        Vice President, Huntington National
                             Treasurer                                      Bank, West Virginia (Commercial
                                                                            Portfolio Manager/ Manager of
                                                                            Statewide Commercial Lending)
                                                                            (1997-1999); Huntington National Bank,
                                                                            West Virginia, Chief Financial Officer
                                                                            (1987-1997)
Timothy P. Saab......  45    Vice                 --              --        Senior Vice President, Centra Bank,
                             President                                      Inc. (1999 to present). Vice President
                             and                                            and Group Executive, Private Financial
                             Secretary                                      Group, Huntington National Bank
                                                                            (1996-1999); Senior Vice President,
                                                                            Huntington National Bank, West
                                                                            Virginia (1993-1996); Corporate
                                                                            Secretary, Huntington Bancshares West
                                                                            Virginia (1989-1996); Corporate
                                                                            Secretary, Huntington National Bank,
                                                                            West Virginia (1994-1997)
James W. Dailey II...  54    Director           2001            2003        President and Chief Executive Officer,
                                                                            W. Harley Miller Contractors, Inc.
Parry G. Petroplus...  50    Director           1999            2004        President, Petroplus & Associates
                                                                            (Real Estate)
Bernard G.             60    Director           1999            2004        President and Chief Executive Officer,
  Westfall...........                                                       West Virginia United Health Systems
Arthur Gabriel.......  64    Director           1999            2005        Secretary/Treasurer, Gabriel Brothers,
                                                                            Inc. (Retail Sales)
Milan Puskar.........  67    Director           1999            2005        Chairman, President and Chief
                                                                            Executive Officer, Mylan
                                                                            Pharmaceuticals, Inc.

BOARD INFORMATION

  NUMBER OF MEETINGS

     The board of directors met 15 times in 2001. All of Centra Financial's directors attended 75% or more of all board and committee meetings during 2001.

  BOARD COMMITTEES

     Audit Committee. The audit committee oversees the company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board.

     The committee discussed with the company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors to discuss the results of their audits, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held three meetings during fiscal year 2001.

     Compensation Committee. The compensation committee of the bank serves those functions for the bank and Centra Financial. The compensation committee has four bank board members, consisting of Mark R. Nesselroad, Thomas P. Rogers, Bernard G. Westfall and James W. Dailey II, and met three times in 2001. This committee administers Centra Financial's 1999 Incentive Stock Option Plan and approves compensation levels for the executive management group of Centra Financial and its subsidiary. At the 2002 Annual Meeting of Shareholders, management will be submitting a proposal to shareholders to increase the number of shares authorized for grant under the plan from 480,000 to 800,000. Information regarding the functions performed by the committee in setting executive compensation is set forth in the "Board Compensation Committee Report on Executive Compensation."

     Investment Committee. The investment committee has three members, consisting of Arthur Gabriel, William Maloney and Mark R. Nesselroad, and met 15 times in 2001. This committee monitors and supervises the investments made by Centra Bank.

     Loan Committee. The loan committee has seven members, consisting of Douglas J. Leech, Dr. Paul F. Malone, Robert A. McMillan, Parry G. Petroplus, Thomas P. Rogers, Paul T. Swanson and Bernard G. Westfall, and met six times in 2001. This committee evaluates and approves/disapproves loans in excess of the lending authority designated for management.

     The board of directors does not have a nominating committee.

  BOARD COMPENSATION

     Directors are not currently compensated in cash for regular or special board meetings or committee meetings attended, but the bank and the company intend to compensate directors in the future. Each of the 11 non-employee directors of the bank elected in 1999, which includes five of the six holding company directors, received 10-year options to purchase 2,000 shares of Centra Financial common stock for $10 per share in 2000. The two bank directors elected in 2001, including one holding company director, received 10-year options to purchase 2,000 shares of Centra Financial common stock for $12.50 per share.

  CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS AND THEIR ASSOCIATES

     Centra Financial and the bank has, and expects to continue to have, banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. Centra Financial's management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features.

     Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the premises that the bank occupies. In our opinion, the lease is on terms and conditions which are at least as favorable to the bank as would be offered by a nonaffiliated third party. We base this opinion on two independent appraisals which the bank obtained.

     During 2000, the bank purchased real estate in Morgantown, West Virginia for its Waterfront office from Glenmark Associates, Inc., of which bank director Mark Nesselroad is a principal. In our opinion, the terms and conditions which are at least as favorable to the bank as would be obtained from a non-affiliated third party. We base this information on two independent appraisals obtained by the bank.

     Total loans outstanding from the bank at December 31, 2001, to Centra Financial's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $12.8 million or 90.1% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

     The bank is subject to a limit on the aggregate amount it can lend to its directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available under certain circumstances to banks with less than $100 million in deposits, twice that amount). The bank exceeded $100 million in deposits during 2001. The bank will extend no additional credit to directors and officers until outstanding loans are less than unimpaired capital and surplus. Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of that loan application.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table summarizes the compensation Centra Financial paid its chief executive officer as of the end of 2001.

                           SUMMARY COMPENSATION TABLE


                                       ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                              --------------------------------------   ------------------------------------------------------
                                                                               AWARDS
                                                                       -----------------------   PAYOUTS        ALL OTHER
                                                                       RESTRICTED   SECURITIES   --------     COMPENSATION
NAME AND                                  INCENTIVE     OTHER ANNUAL     STOCK      UNDERLYING     LTIP     (INCLUDING 401(K)
PRINCIPAL                      SALARY    COMPENSATION   COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS        MATCHING
POSITION               YEAR     ($)          ($)           ($)(1)         ($)          (#)         ($)      CONTRIBUTIONS)(2)
---------              ----   --------   ------------   ------------   ----------   ----------   --------   -----------------
Douglas J. Leech,
  President and Chief
  Executive
  Officer............  2001   $200,000            0       $12,292              0     190,000            0        $7,692
Douglas J. Leech,
  President and Chief
  Executive
  Officer............  2000   $175,000            0       $13,208              0     150,000            0        $7,922


---------------


1  Represents life insurance premium payments for insurance provided to Mr.
   Leech.


2  Represents Centra's matching portion of Mr. Leech's 401(k) contributions.

  SUMMARY OF STOCK OPTIONS

     The following table lists Centra Financial's grants during 2001 of stock options to the listed officers and all recipients of options under Centra Financial's 1999 Incentive Stock Option Plan. The actual value, if any, an officer, director or other employee may realize depends on the amount by which the stock price is greater than the exercise price. The exercise price is the price the employee must pay to buy the shares, which is set at the fair market value of Centra Financial's common stock on the date Centra Financial granted the options. All granted options vest in periods ranging from immediately to four years and expire ten years from the date of grant. Centra Financial did not award any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                -----------------------------------------------------------------------------
                                   NUMBER OF       % OF TOTAL
                                  SECURITIES        OPTIONS        AVERAGE
                                  UNDERLYING       GRANTED TO    EXERCISE OR
                                OPTIONS GRANTED   EMPLOYEES IN   BASE PRICE    EXPIRATION      GRANT DATE
NAME                                  (#)         FISCAL YEAR     ($/SH)(1)       DATE      PRESENT VALUE (2)
----                            ---------------   ------------   -----------   ----------   -----------------
Douglas J. Leech..............       40,000           19.87        $12.50         2011          $ 13,600
31 Optionees (including the
  one listed above)...........      201,300          100.00        $12.09         2011          $370,392

---------------

(1) Plan participants may have Centra Financial withhold their shares due upon exercise of an option to satisfy their required tax withholding obligations.

(2) The fair value for the options was estimated at the date of grant using a Black-Scholes option-pricing model with a risk-free interest rate of 5.00% and a weighted life of the options over three years.

  EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL

     Centra Financial and the bank have an employment agreement with Douglas J. Leech, chairman, president and chief executive officer of both Centra Financial and the bank. Mr. Leech's agreement provides that he will serve as president and chief executive officer of Centra Financial and the bank. The term of the agreement is five years unless extended. On each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month, provided that on any monthly anniversary date either the bank or Mr. Leech may serve notice to the other to fix the term to a definite five-year period. The agreement provides for a base salary of $200,000, which amount may be increased if approved by the bank's board of directors. The agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The agreement also has a change of control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement for a period of five years following such voluntary termination. As of April 10, 2002, upon termination, for a change of control or termination without cause, Mr. Leech would receive 1.5 times his current salary of $200,000 for 5 years.



     The change of control provision is designed to secure Mr. Leech's continued service and dedication in the face of the perception that a change in control could occur, or an actual or threatened change of control occurs.


  OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Centra Financial's common stock that directors and executive officers own as of January 31, 2002.

                                                                AMOUNT OF         PERCENT OF
                          NAME                             BENEFICIAL OWNERSHIP   OWNERSHIP
                          ----                             --------------------   ----------
James W. Dailey II.......................................          8,000             0.50
Douglas J. Leech.........................................         50,750             3.17
Kevin D. Lemley..........................................         20,000             1.25
Timothy P. Saab..........................................          5,000             0.31
Arthur Gabriel...........................................          1,000             0.06
Parry G. Petroplus.......................................         10,000             0.63
Milan Puskar.............................................         50,000             3.12
Bernard G. Westfall......................................         20,000             1.25
                                                                 -------            -----
All directors and executive officers as a group (seven
  persons)...............................................        156,750            13.06
                                                                 =======            =====

                 DESCRIPTION OF CENTRA FINANCIAL'S COMMON STOCK

GENERAL RIGHTS

     The articles of incorporation and bylaws of Centra Financial govern the holding company's shareholders. Centra Financial's shareholders have the following rights:

     - Holders of Centra Financial common stock are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.

     - Shareholders do not have preemptive rights.

     - The shareholders have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters' rights.

     - The board of directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

ANTITAKEOVER PROVISIONS

     Centra Financial's articles of incorporation and bylaws contain the following antitakeover provisions.

     - Staggered Directors' Terms. The directors of Centra Financial are elected for staggered terms of three years with no more than one-third of the directors being elected in any one year. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or control a majority of Centra Financial's outstanding common stock to gain immediate control of the board of directors or otherwise disrupt Centra Financial's management.

     - Advance Notice for Director Candidates. Centra Financial's bylaws require that shareholders who intend to nominate candidates for election to the board of directors must give written notice at least 14 days prior to the date of any shareholders' meeting called for the purpose of electing directors. The advance notice requirements in Centra Financial's bylaws affords the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent necessary, to inform the shareholders about these qualifications.

     - 80% Vote Required to Remove Directors. Centra Financial's articles of incorporation and bylaws provide that holders of at least 80% of the voting power of shares entitled to vote generally in the election of directors may remove a director. This provision in Centra Financial's articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

     - Centra Financial's Articles of Incorporation Contain Supermajority Provisions. The supermajority provisions in Centra Financial's articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of Centra Financial will be required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.

       Centra Financial's articles also require a two-thirds affirmative vote of the members of the board to amend the bylaws to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the chairman of the board of the directors and the president. The purpose of a supermajority requirement is to prevent a shareholder with a majority of Centra Financial's voting power from avoiding the requirements of the foregoing by simply repealing them.

     - Advance Notice Requirements for Shareholder Proposals. Centra Financial's bylaws require that a shareholder wishing to bring business before an annual meeting of shareholders must give 40 days' advance notice to Centra Financial. This advance notice requirement gives the board the opportunity to consider the shareholder's proposal and to inform the other shareholders about the proposal and the board's position regarding it. This provision could discourage a shareholder from bringing a matter before an annual meeting.

     - Fair Price Provision. Centra Financial's articles of incorporation contain what is known as a "fair price provision." The fair price provision requires the approval of at least 80% of Centra Financial's shares entitled to vote to approve transactions with an interested shareholder except in cases where either (1) price criteria and procedural requirements are satisfied, or (2) a majority of Centra Financial's board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of Centra Financial's board of directors are given, the normal requirements of West Virginia law would apply.

       An "interested shareholder" is any person, other than Centra Financial or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of Centra Financial's voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. A "disinterested director" is any member of the board of directors of Centra Financial who is not affiliated with an interested shareholder and who was a director of Centra Financial prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

ADVANTAGES OF CENTRA FINANCIAL'S ANTITAKEOVER PROVISIONS

     The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of Centra Financial. The purpose of these provisions is to discourage and to insulate the corporation against hostile takeover efforts which Centra Financial's board of directors might determine are not in the best interests of Centra Financial and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

DISADVANTAGES OF CENTRA FINANCIAL'S ANTITAKEOVER PROVISIONS

     The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

     The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

     Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

DIVIDENDS AND DIVIDEND RIGHTS

     Centra Financial's stockholders are entitled to receive dividends when and as declared by their respective boards of directors, subject to various regulatory restrictions. Dividends of the bank are subject to the restrictions contained in W. Va. Code sec. 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank's surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The statute defines "net profits" as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

     Centra Financial's future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy. Currently, regulatory requirements prevent Centra Financial from paying a dividend.

VOTING RIGHTS

     All voting rights with respect to Centra Financial will be vested in the holders of Centra Financial's common stock. In the election of directors, the shareholders of Centra Financial and Centra Bank have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

PREEMPTIVE RIGHTS

     The holders of common stock of Centra Financial have no preemptive rights to subscribe to any additional securities which Centra Financial may issue. If Centra Financial should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro-rata portion of the shares issued.

INDEMNIFICATION

     Directors and officers of Centra Financial or persons serving at the request of Centra Financial as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

     In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct, or criminal acts.

SHAREHOLDER PROTECTION RIGHTS PLAN

     The board of directors of Centra Financial has approved a Shareholder Protection Rights Plan which provides that each share of Centra Financial common stock, including shares Centra Financial will issue in the merger, carries with it one right, to acquire shares of Centra Financial common stock ("right"). The rights are not currently exercisable or transferable, and no separate certificates evidencing these rights have been or will be distributed, unless particular certain events occur.

     The rights currently attached to the shares of Centra Financial common
stock will expire on           , 2010. The rights are generally exercisable if a
person or group, as defined, acquired 10% or more of the outstanding shares of Centra Financial common stock, or after a person commences a tender offer for the stock. If a person or group acquires 10% or more of the outstanding shares of Centra Financial common stock, holders of the rights, other than the 10% holder, could acquire shares of Centra Financial's common stock at a substantially reduced price or the board of directors could exchange each right for one share of Centra Financial common stock. In addition, under particular circumstances, holders of rights could acquire shares of the 10% holder at a substantially reduced price.

                              PLAN OF DISTRIBUTION

     Centra Financial will offer shares of its common stock to the public primarily through sales made by its organizers, directors, consultants, officers, and employees, on a best-efforts basis. These individuals will use personal contact, telephone, mail or other media to solicit subscriptions. No bank director, consultant, officer or employee will receive any additional compensation for assisting with the sale of the bank's common stock. The expenses of the offering are estimated to be $50,000, including legal, accounting, printing and postage expenses. The bank reserves the right to issue shares through sales made by brokers or dealers in securities, in which case expenses may exceed the amounts listed above.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered by this prospectus will be passed upon by Jackson & Kelly PLLC, Charleston, West Virginia, counsel to Centra Financial.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, and the period from inception (September 27, 1999) to December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports with the Securities and Exchange Commission. You can read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

     You should rely only on the information contained in this prospectus. Centra Financial has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of these securities.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report................................    F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................    F-3
Consolidated Statements of Income for the Years Ended
  December 31, 2001 and 2000 and the period from inception
  (September 27, 1999) to December 31, 1999.................    F-4
Consolidated Statement of Stockholders' Equity for the Years
  Ended December 31, 2001 and 2000 and the period from
  inception (September 27, 1999) to December 31, 1999.......    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001 and 2000 and the period from inception
  (September 27, 1999) to December 31, 1999.................    F-6
Notes to Consolidated Financial Statements..................    F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Condition as of March 31, 2002
  (Unaudited)...............................................   F-20
Consolidated Statements of Income for the Three Months Ended
  March 31, 2002 and 2001 (Unaudited).......................   F-21
Consolidated Statements of Stockholders' Equity for the
  Three Months Ended March 31, 2002 and 2001 (Unaudited)....   F-22
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2002 and 2001 (Unaudited).................   F-23
Notes to Consolidated Financial Statements (Unaudited)......   F-24

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors

     We have audited the accompanying consolidated balance sheets of Centra Financial Holdings Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, and the period from inception (September 27, 1999) to December 31, 1999. These financial statements are the responsibility of Centra's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centra Financial Holdings Inc. and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the period from inception (September 27,1999) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Charleston, West Virginia
February 4, 2002

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION


                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  2001              2000
                                                              ------------       -----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
                                           ASSETS
Cash and due from banks.....................................    $  4,838           $ 2,773
Interest-bearing deposits in other banks....................       2,272                71
Federal funds sold..........................................       6,757             4,797
                                                                --------           -------
          Total cash and cash equivalents...................      13,867             7,641
Available-for-sale securities, at estimated fair value
  (amortized cost of $13,093 in 2001 and $23,411 in 2000)...      13,096            23,422
Loans.......................................................     118,665            42,419
Allowance for loan losses...................................      (1,426)             (636)
                                                                --------           -------
          Net loans.........................................     117,239            41,783
Premises and equipment......................................       3,819             2,282
Loans held for sale.........................................       5,342               683
Other assets................................................       2,197               983
                                                                --------           -------
          Total assets......................................    $155,560           $76,794
                                                                ========           =======

                                        LIABILITIES
Deposits
  Non-interest bearing......................................    $ 17,591           $ 7,456
  Interest bearing..........................................     110,743            55,444
                                                                --------           -------
          Total deposits....................................     128,334            62,900
Short-term borrowings.......................................      12,552             3,488
Other liabilities...........................................         513               346
                                                                --------           -------
          Total liabilities.................................     141,399            66,734
Stockholders' Equity
Preferred stock, $1 par value, 1,000,000 shares authorized,
  none issued and outstanding...............................          --                --
Common stock, $1 par value, 50,000,000 authorized, 1,600,500 and 1,200,000 issued and outstanding at December 31, 2001
  and 2000, respectively....................................       1,600             1,200
Additional paid-in capital..................................      15,405            10,800
Accumulated deficit.........................................      (2,847)           (1,951)
Accumulated other comprehensive income......................           3                11
                                                                --------           -------
          Total stockholders' equity........................      14,161            10,060
                                                                --------           -------
          Total liabilities and stockholders' equity........    $155,560           $76,794
                                                                ========           =======


                See Notes to Consolidated Financial Statements.

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         PERIOD FROM
                                                                                          INCEPTION
                                                                                        (SEPTEMBER 27,
                                                           YEAR ENDED DECEMBER 31,         1999) TO
                                                         ---------------------------     DECEMBER 31,
                                                             2001           2000             1999
                                                         ------------   ------------   ----------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans, including fees................................   $    6,146     $    2,027        $     --
  Loans held for sale..................................          113              8              --
  Securities available-for-sale........................          589            816              58
  Interest-bearing bank balances.......................           49             12               3
  Federal funds sold...................................          221            333             132
                                                          ----------     ----------        --------
          Total interest income........................        7,118          3,196             193
Interest expense:
  Deposits.............................................        3,452          1,663              --
  Short-term borrowings................................          210            104              --
                                                          ----------     ----------        --------
          Total interest expense.......................        3,662          1,767              --
                                                          ----------     ----------        --------
          Net interest income..........................        3,456          1,429             193
Provision for loan losses..............................          793            636              --
                                                          ----------     ----------        --------
          Net interest income after provision for loan
            losses.....................................        2,663            793             193
Other income:
  Service charges on deposit accounts..................          181             37              --
  Other service charges and fees.......................          166             28              --
  Secondary market income..............................          371             25              --
  Other................................................           35             15              --
                                                          ----------     ----------        --------
          Total other income...........................          753            105              --
Other expense:
  Salaries and employee benefits.......................        2,037          1,082             297
  Occupancy expense....................................          469            271              83
  Equipment expense....................................          447            244              --
  Advertising..........................................          151            145             109
  Professional fees....................................          130             54              77
  Data processing......................................          274            128              --
  Other................................................          804            460              92
                                                          ----------     ----------        --------
          Total other expense..........................        4,312          2,384             658
                                                          ----------     ----------        --------
          Net loss before income taxes.................         (896)        (1,486)           (465)
Income taxes:
  Federal..............................................           --             --              --
  State................................................           --             --              --
                                                          ----------     ----------        --------
          Total income taxes...........................           --             --              --
                                                          ----------     ----------        --------
          Net loss.....................................   $     (896)    $   (1,486)       $   (465)
                                                          ==========     ==========        ========
Basic and diluted loss per share.......................   $     (.61)    $    (1.25)       $   (.60)
Basic and diluted weighted average shares
  outstanding..........................................    1,472,273      1,189,234         778,300

                See Notes to Consolidated Financial Statements.

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                          ADDITIONAL       STOCK                         OTHER
                                 COMMON    PAID-IN     SUBSCRIPTIONS   ACCUMULATED   COMPREHENSIVE
                                 STOCK     CAPITAL      RECEIVABLE       DEFICIT     INCOME(LOSS)     TOTAL
                                 ------   ----------   -------------   -----------   -------------   -------
                                                           (DOLLARS IN THOUSANDS)
Balance, September 27, 1999
  (inception)..................  $  --     $    --        $    --        $    --         $ --        $    --
Issuance of common stock.......  1,200      10,800         (1,202)            --           --         10,798
Comprehensive loss:
  Net loss.....................     --          --             --           (465)          --           (465)
  Other comprehensive loss:
     Unrealized loss on
       available-for-sale
       securities..............                                                           (19)           (19)
                                                                                                     -------
  Total comprehensive loss.....                                                                         (484)
                                 ------    -------        -------        -------         ----        -------
Balance, December 31, 1999.....  1,200      10,800         (1,202)          (465)         (19)        10,314
Issuance of common stock.......     --          --          1,202             --           --          1,202
Comprehensive loss:
  Net loss.....................     --          --             --         (1,486)          --         (1,486)
  Other comprehensive loss:
     Unrealized gain on
       available-for-sale
       securities..............                                                            30             30
                                                                                                     -------
  Total comprehensive loss.....                                                                       (1,456)
                                 ------    -------        -------        -------         ----        -------
Balance, December 31, 2000.....  1,200      10,800             --         (1,951)          11         10,060
Issuance of common stock.......    400       4,605             --             --           --          5,005
Comprehensive loss:
  Net loss.....................     --          --             --           (896)          --           (896)
  Other comprehensive loss:
     Unrealized loss on
       available-for-sale
       securities..............                                                            (8)            (8)
                                                                                                     -------
  Total comprehensive loss.....                                                                         (904)
                                 ------    -------        -------        -------         ----        -------
Balance, December 31, 2001.....  $1,600    $15,405        $    --        $(2,847)        $  3        $14,161
                                 ======    =======        =======        =======         ====        =======

                See Notes to Consolidated Financial Statements.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   PERIOD FROM
                                                                                    INCEPTION
                                                                YEAR ENDED        (SEPTEMBER 27,
                                                               DECEMBER 31,          1999) TO
                                                            -------------------    DECEMBER 31,
                                                              2001       2000          1999
                                                            ---------   -------   --------------
                                                                   (DOLLARS IN THOUSANDS)
Operating activities:
  Net loss................................................  $    (896)  $(1,486)     $  (465)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Accretion of discounts on securities.................       (562)     (654)         (36)
     Provision for loan losses............................        793       636           --
     Depreciation.........................................        342       171           --
     Loans originated for sale............................    (34,606)     (683)          --
     Proceeds from loans sold.............................     29,946        --           --
     Increase in accrued expenses.........................        167       146          199
     Increase in other assets.............................     (1,213)     (863)        (120)
                                                            ---------   -------      -------
          Net cash used in operating activities...........     (6,029)   (2,733)        (422)
Investing activities:
  Purchases of premises and equipment.....................     (1,879)   (2,137)        (316)
  Purchases of available-for-sale securities..............   (118,003)  (87,339)      (7,366)
  Sales and maturities of available for sale securities...    128,883    71,984           --
  Net increase in loans made to customers.................    (76,249)  (42,419)          --
                                                            ---------   -------      -------
          Net cash used in investing activities...........    (67,248)  (59,911)      (7,682)
Financing activities:
  Net increase in deposits................................     65,435    62,901           --
  Net increase in securities sold under agreement to
     repurchase...........................................      9,063     3,488           --
  Proceeds of stock offering..............................      5,005     1,202       10,798
                                                            ---------   -------      -------
          Net cash provided by financing activities.......     79,503    67,591       10,798
                                                            ---------   -------      -------
          Increase in cash and cash equivalents...........      6,226     4,947        2,694
Cash and cash equivalents -- beginning of period..........      7,641     2,694           --
                                                            ---------   -------      -------
          Cash and cash equivalents -- end of period......  $  13,867   $ 7,641      $ 2,694
                                                            =========   =======      =======
Supplemental cash flow information:
  Interest paid...........................................  $   3,622   $ 1,637      $    --
  Income taxes paid.......................................  $      --   $    --      $    --

                See Notes to Consolidated Financial Statements.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Centra Financial Holdings Inc. and Subsidiaries ("Centra") conform to accounting principles generally accepted in the United States and to general practices within the banking industry. Centra considers all of its principal activities to be banking related. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     The following is a summary of significant accounting policies followed in the preparation of the financial statements:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Centra Financial Holdings Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and due from banks, interest bearing deposits in other banks, and federal funds sold, all with original maturities of 90 days or less.

INVESTMENT SECURITIES

     Management determines the appropriate classification of investment securities at the time of purchase. Available-for-sale securities are those securities that would be available to be sold in the future in response to Centra's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported in a separate component of other comprehensive income. The cost of securities sold is based on the specific identification method.

LOANS

     Loans are stated at the principal amount outstanding, net of any unearned income.

     Interest income is recognized on an accrual basis. Nonrefundable loan fees and direct loan costs are deferred and recognized over the life of the loan as an adjustment of the yield.

     Loans are to be designated as nonperforming when either principal or interest payments are 90 days or more past due, unless those loans are in the process of collection and in management's opinion, are fully secured. When a loan is placed on non-accrual status, previously accrued interest recognized in income in the current year is reversed and interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonperforming loans is included in income only if principal recovery is reasonably assured. A nonperforming loan is restored to accrual status when it is brought current, has performed in accordance with contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on a quarterly evaluation of the portfolio, historical loan loss experience of peer banks, peer group comparisons, current national and local economic conditions, volume, growth and composition of the portfolio, and other relevant risk factors. This evaluation is inherently subjective and it requires material estimates, including estimated losses on pools of loans grouped by similar risk characteristics based on historical loss experience of peers and consideration of current economic conditions, that may be susceptible to significant change. Increases to the allowance for estimated credit losses are made by charges to the provision

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES for loan losses. Loans that would be determined uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off loans would be credited to the allowance for loan losses.

     Centra's allowance for loan losses is the combination of estimated allowances for specific commercial credits determined in accordance with FASB Statement 114, if any, and allowances for the remaining loans, grouped by similar characteristics, determined in accordance with FASB Statement 5. Management's estimate of each component of the allowance for loan losses is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated.

     A key element of Centra's methodology for determining the allowance for loan losses is Centra's formal credit risk monitoring procedures, which includes credit risk grading of individual commercial loans. Commercial loans are assigned credit risk grades based on the individual borrower's ability to meet its contractual obligations. Upon detection of the borrower's inability to meet its contractual obligations, the loan is considered impaired and a specific allowance is determined in accordance with FASB Statement 114. For the remaining loans, historical peer loss estimates are utilized and adjusted in consideration of known inherent risk factors. Any differences between net charge-offs and estimated losses are evaluated so that management can ensure the allowance for loan loss analysis adequately provides for the risk in the total loan portfolio.

LOANS HELD FOR SALE

     Loans held for sale are real estate loans that Centra originated with the intent to sell in the secondary market. The loans are carried at the lower of aggregate cost or estimated fair value.

BANK PREMISES AND EQUIPMENT


     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Centra depreciates its building, leasehold improvements and premises and furniture, fixtures and equipment over estimated useful lives ranging as follows:



                                                               ESTIMATED USEFUL LIVES
                                                               ----------------------
Bank premises...............................................        7 - 31 years
Leasehold improvements......................................        7 - 20 years
Furniture and fixtures......................................        3 - 10 years
Equipment...................................................        3 - 10 years


INCOME TAXES

     Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. A valuation allowance equal to this amount was established for uncertainty as to the realization of net deferred tax assets.

STOCK BASED COMPENSATION

     Centra has nonqualified and incentive stock option plans for certain key employees and directors. Because the exercise price of Centra's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EARNINGS PER SHARE


     Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options. Basic and diluted earnings per share are equal for Centra due to the overall loss and anti-dilutive impact of the options. Because of the anti-dilutive effect, options to purchase 467,200 and 271,400 shares at

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES average prices of $10.90 and $10.00, respectively, were not included in the computation of diluted earnings per share for the years ended December 31, 2001 and 2000.


OPERATING SEGMENTS

     Centra's business activities are currently confined to one segment which is community banking. As a community banking entity, Centra offers its customers a full range of products through various delivery channels.

RECENT ACCOUNTING PRONOUNCEMENTS

     As required, Centra adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (FAS 133) on January 1, 2001. This Statement requires that all derivatives be recorded on the balance sheets at fair value and establishes "special" accounting for fair value, cash flow, and foreign currency hedges. Adoption of Statement No. 133 did not have a material impact on Centra.

     In June 2001, the FASB issued Statements 141, Business Combinations, and 142, Goodwill and Other Intangible Assets. Statement 141 eliminates the pooling-of-interests method of accounting for business combinations issued after June 30, 2001, while Statement 142 addresses the accounting and reporting for acquired goodwill and other intangible assets. Statement 142 is effective beginning January 1, 2002. Neither Statement will have an impact on Centra because Centra has not entered into any business combinations, and accordingly, has not recorded any goodwill or other intangible assets.

     In August 2001, the FASB issued Statement 143, Accounting for Asset Retirement Obligations. Statement 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective for Centra beginning January 1, 2003, and its adoption is not expected to have a material impact on Centra's results of operations, financial position, or liquidity.

     In October 2001, the FASB issued Statement 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The provisions of Statement 144 became effective for Centra on January 1, 2002, and are not expected to have a material impact on Centra's results of operations, financial position, or liquidity.

2.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Centra in estimating its fair value disclosures for financial instruments in accordance with SFAS No. 107:

CASH AND CASH EQUIVALENTS

     The carrying amounts reported in the balance sheet for these captions approximate their fair values.

INVESTMENT SECURITIES

     Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices of comparable securities.

LOANS

     The fair value of performing variable rate loans that reprice frequently and performing demand loans, with no significant change in credit risk, is based on carrying value. The fair value of certain mortgage loans is based on quoted market prices of similar loans sold adjusted for differences in loan characteristics. The fair value of other performing loans (e.g., commercial real estate, commercial and consumer loans) is estimated

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

DEPOSITS

     The carrying amounts of demand deposits, savings accounts and certain money market deposits approximate their fair values. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow calculation that applies current rates offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS

     The carrying amounts of short-term borrowings approximate their fair values.

FINANCIAL INSTRUMENTS

     The fair value of loan commitments is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments approximates their carrying value.

     The estimated fair values of Centra's financial instruments are as follows:

                                                  2001                        2000
                                        -------------------------   -------------------------
                                        CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                                         AMOUNT        VALUE         AMOUNT        VALUE
                                        --------   --------------   --------   --------------
                                                       (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...........  $ 13,867      $13,867       $ 7,641       $ 7,641
  Investment securities...............    13,096       13,096        23,422        23,422
  Loans...............................   118,665      118,042        42,419        41,779
Financial liabilities:
  Deposits............................  $128,334      134,822       $62,900       $63,435
  Short-term borrowings...............    12,552       12,552         3,488         3,488

     Bank premises and equipment and other information required to compute Centra's aggregate fair value are not included in the above information. Accordingly, the above fair values are not intended to represent the aggregate fair value of Centra.

3.  INVESTMENT SECURITIES

     The estimated maturities presented in the tables below may differ from the contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. The portfolio contains no single issue (excluding U.S. government and U.S. Agency securities) which exceeds 10% of stockholders' equity.

                                                SECURITIES CLASSIFIED AS AVAILABLE-FOR-SALE
                                              -----------------------------------------------
                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                          (DOLLARS IN THOUSANDS)
At December 31, 2001
U.S. Treasury securities and obligations of
  U.S. government agencies and
  corporations..............................   $12,976        $9          $(6)       $12,979
Other securities............................       117        --           --            117
                                               -------        --          ---        -------
     Total available-for-sale securities....   $13,093        $9          $(6)       $13,096
                                               =======        ==          ===        =======

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

                                                SECURITIES CLASSIFIED AS AVAILABLE-FOR-SALE
                                              -----------------------------------------------
                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                          (DOLLARS IN THOUSANDS)
At December 31, 2000:
U.S. Treasury securities and obligations of
  U.S. government agencies and
  corporations..............................   $23,389       $11           $--       $23,400
Other securities............................        22        --           --             22
                                               -------       ---           --        -------
     Total available-for-sale securities....   $23,411       $11           $--       $23,422
                                               =======       ===           ==        =======

                                                SECURITIES CLASSIFIED AS AVAILABLE-FOR-SALE
                                              -----------------------------------------------
                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                          (DOLLARS IN THOUSANDS)
At December 31, 1999:
U.S. Treasury securities and obligations of
  U.S. government agencies and
  corporations..............................   $7,378         $--         $(20)      $7,358
Other securities............................       25         --            --           25
                                               ------         --          ----       ------
     Total available-for-sale securities....   $7,403         $--         $(20)      $7,383
                                               ======         ==          ====       ======

     Maturity distribution of available-for-sale securities:

                                                             CONTRACTUAL MATURITIES
                                                    -----------------------------------------
                                                     U.S. TREASURY
                                                    SECURITIES AND                   TOTAL
                                                    OBLIGATIONS OF                 AVAILABLE-
                                                    U.S. GOVERNMENT     OTHER       FOR-SALE
                                                       AGENCIES       SECURITIES   SECURITIES
                                                    ---------------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
December 31, 2001
     Within one year:
       Amortized cost.............................      $12,976         $  --       $12,976
       Fair value.................................      $12,979         $  --       $12,979
       Yield......................................         1.75%         0.00%         1.75%
     1 to 5 years:
       Amortized cost.............................      $    --         $  --       $    --
       Fair value.................................      $    --         $  --       $    --
       Yield......................................         0.00%         0.00%         0.00%
     5 to 10 years:
       Amortized cost.............................      $    --         $  --       $    --
       Fair value.................................      $    --         $  --       $    --
       Yield......................................         0.00%         0.00%         0.00%
     Over 10 years:
       Amortized cost.............................      $    --         $ 117       $   117
       Fair value.................................      $    --         $ 117       $   117
       Yield......................................         0.00%         5.75%         5.75%
     Total amortized cost.........................      $12,976         $ 117       $13,093
     Total fair value.............................      $12,979         $ 117       $13,096
     Total yield..................................         1.75%         5.75%         1.78%

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

                                                             CONTRACTUAL MATURITIES
                                                    -----------------------------------------
                                                     U.S. TREASURY
                                                    SECURITIES AND                   TOTAL
                                                    OBLIGATIONS OF                 AVAILABLE-
                                                    U.S. GOVERNMENT     OTHER       FOR-SALE
                                                       AGENCIES       SECURITIES   SECURITIES
                                                    ---------------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
December 31, 2000
     Within one year:
       Amortized cost.............................      $23,389         $  --       $23,389
       Fair value.................................      $23,400         $  --       $23,400
       Yield......................................         6.21%         0.00%         6.21%
  1 to 5 years:
       Amortized cost.............................      $    --         $  --       $    --
       Fair value.................................      $    --         $  --       $    --
       Yield......................................         0.00%         0.00%         0.00%
  5 to 10 years:
       Amortized cost.............................      $    --         $  --       $    --
       Fair value.................................      $    --         $  --       $    --
       Yield......................................         0.00%         0.00%         0.00%
  Over 10 years:
       Amortized cost.............................      $    --         $  22       $    22
       Fair value.................................      $    --         $  22       $    22
       Yield......................................         0.00%         7.75%         7.75%
  Total amortized cost............................      $23,389         $  22       $23,411
  Total fair value................................      $23,400         $  22       $23,422
  Total yield.....................................         6.21%         7.75%         6.22%

     At December 31, 2001, investment securities having a carrying value of $12,551,000 were pledged to secure public deposits and repurchase agreements in accordance with federal and state requirements.

4.  LOANS

     The following is a detail of total loans outstanding as of December 31:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Commercial..................................................   $ 25,597     $16,301
Real estate, commercial.....................................     55,960      14,427
Real estate, mortgage.......................................     27,718       8,907
Consumer....................................................      9,390       2,784
                                                               --------     -------
  Total loans...............................................   $118,665     $42,419
                                                               ========     =======

     Centra recorded a provision for loan losses of $793,000 and $636,000 in 2001 and 2000, respectively. Centra incurred $3,000 and $0 in charge-offs during 2001 and 2000, respectively. Due to minimal charge-offs in 2001 and 2000, there were no recoveries in either year.

     Centra's lending is primarily focused in the north central and eastern panhandle areas of West Virginia market and consists principally of commercial lending, retail lending, which includes single-family residential mortgages and other consumer lending. All credits were subjected to Centra's normal commercial underwriting standards and did not present more than the normal amount of risk assumed in other lending areas.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

     Centra does not extend credit to any single borrower or group of related borrowers in excess of the combined legal lending limits of its subsidiary bank. Centra had no impaired loans at December 31, 2001.

     In the normal course of its business, Centra's subsidiary bank has granted loans to executive officers and directors of Centra and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and did not involve more than normal risk of collectibility. The following is an analysis of activity of related party loans for the year ended December 31, 2001:

                                                               (DOLLARS IN THOUSANDS)
Balance, January 1, 2001....................................          $10,855
New loans...................................................           10,269
Repayments..................................................           (8,366)
                                                                      -------
  Balance, December 31, 2001................................          $12,758
                                                                      =======

5.  BANK PREMISES AND EQUIPMENT

     The major categories of bank premises and equipment and accumulated depreciation are summarized as follows at December 31:

                                                                2001          2000
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................   $  481        $  481
Building and premises.......................................      712           253
Leasehold improvements......................................      594           402
Furniture, fixtures and equipment...........................    2,545         1,317
                                                               ------        ------
                                                                4,332         2,453
Accumulated depreciation....................................     (513)         (171)
                                                               ------        ------
  Net book value............................................   $3,819        $2,282
                                                               ======        ======

     Centra leases certain banking facilities and equipment under various agreements with original terms providing for fixed monthly payments over periods ranging from 3 to 20 years. The future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2001:

                                                                     OPERATING
                                                                       LEASES
                                                               ----------------------
                                                               (DOLLARS IN THOUSANDS)
Year Ending December 31:
  2002......................................................           $  398
  2003......................................................              383
  2004......................................................              379
  2005......................................................              365
  2006......................................................              363
  Thereafter................................................            3,608
                                                                       ------
     Total minimum lease payments...........................           $5,496
                                                                       ======

     Rent expense was $330,407 in 2001, $234,411 in 2000 and $80,908 in 1999.

     Centra leases its main banking facility from a Limited Liability Company, two thirds of which is owned by two directors of the Company. Rent expense for the building approximated $223,142 in 2001 and $234,411 in 2000.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

6.  DEPOSITS

     Included in interest-bearing deposits are various time deposit products. The maturities of time deposits are as follows: $13,366,000 in the next 3 months; $31,833,000 in months 4 through 12; $14,391,000 in years 2 and 3; and $1,129,000 over 3 years.

     Deposits from related parties approximated $16.2 million at December 31, 2001 and $16.5 million at December 31, 2000.

7.  SHORT-TERM BORROWINGS

     Short-term borrowings primarily consist of corporate deposits held in overnight repurchase agreements. The securities underlying the repurchase agreements are under the control of Centra. Additional details regarding short-term borrowings are summarized as follows:

                                                                 2001         2000
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Ending balance..............................................   $12,551       $3,488
Average balance.............................................     8,191        1,838
Highest month end balance...................................    12,551        3,488
Interest expense -- YTD.....................................       210          104
Weighted average interest rate:
  End of year...............................................      0.84%        5.46%
  During the year...........................................      2.57%        5.67%


     Centra has a borrowing capacity of $27.4 million from the Federal Home Loan Bank on a short-term basis. In addition, Centra has short-term borrowing capacity of $1 million from Wachovia Bank, N.A. via an unsecured line of credit and $3 million via a reverse repurchase agreement. Centra also has $3 million available from Bankers Bank via a reverse repurchase agreement.


8.  INCOME TAXES

     Centra did not record income tax expense (benefit) during 2001 and 2000. While Centra is generating net operating losses that will reduce future tax liabilities, a valuation allowance has been established that eliminates the tax benefit from the financial statements until it is recognized, due to the uncertainty as to the realization of net deferred tax assets.

     The effective income tax rate in the consolidated statement of operations is less than the statutory corporate tax rate due to the following:

                                                              2001    2000    1999
                                                              -----   -----   -----
Statutory corporate tax rate................................   34.0%   34.0%   34.0%
Differences in rate resulting from:
  State income taxes........................................    3.8     3.0     4.0
  Other.....................................................    1.6      --     (.5)
  Valuation allowance.......................................  (39.4)  (37.0)  (37.5)
                                                              -----   -----   -----
     Effective income tax rate..............................     --%     --%     --%
                                                              =====   =====   =====

     The Company currently has approximately $205,000, $1,034,000 and $253,000 of net operating loss carry-forwards that will expire in 2021, 2020 and 2019, respectively.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

     The following is a summary of deferred tax assets (liabilities) as of December 31, 2001:

                                                               2001     2000
                                                              -------   ----
Deferred tax assets:
  Allowance for loan losses.................................  $   486   $254
  Organization costs........................................       54     90
  Net operating loss........................................      614    353
  Other.....................................................       90     --
                                                              -------   ----
     Net deferred tax asset.................................    1,244    697
Deferred tax liabilities:
  Premises and equipment....................................       98      9
  Available-for-sale securities.............................        1      4
  Other.....................................................        8     --
                                                              -------   ----
     Net deferred tax liabilities...........................      107     13
                                                              -------   ----
     Net....................................................    1,137    684
                                                              -------   ----
Valuation allowance.........................................   (1,137)  (684)
                                                              -------   ----
                                                              $    --   $ --
                                                              =======   ====

9.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, Centra is party to financial instruments with off-balance sheet risk necessary to meet the financing needs of customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of these instruments express the extent of involvement Centra has in these financial instruments.

LOAN COMMITMENTS AND STANDBY LETTERS OF CREDIT

     Loan commitments are made to accommodate the financial needs of Centra's customers. Standby letters of credit commit Centra to make payments on behalf of customers when certain specified future events occur. Centra has $563,000 of standby letters of credit at December 31, 2001. Centra's exposure to credit loss in the event of nonperformance by the counter-party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. Centra uses the same underwriting standards in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The total amount of loan commitments outstanding at December 31, 2001 is $27,446,000.

10.  OTHER EXPENSES

     The following items of other expense exceed one percent of total revenue for the period indicated (in thousands):

                                                              2001   2000
                                                              ----   ----
Stationery and supplies.....................................  $128   $101
Outside services............................................   118     40
Taxes not on income.........................................   122      7

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

11.  REGULATORY MATTERS

     The primary source of funds for the dividends paid by Centra is dividends received from its banking subsidiary. The payment of dividends by banking subsidiaries is subject to various banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any calendar year exceed the total net profits of that year plus the retained net profits of the preceding two years. At December 31, 2001, Centra is not permitted to pay dividends without prior regulatory approval.

     Centra and its banking subsidiary are subject to various regulatory capital requirements administered by the banking regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Centra and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Centra and its banking subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Centra and its banking subsidiary to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Centra and its banking subsidiary met all capital adequacy requirements at December 31, 2001.

     As of December 31, 2001, the most recent notifications from the banking regulatory agencies categorized Centra and its banking subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Centra and its banking subsidiary must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since these notifications that management believes have changed Centra's or its banking subsidiary's category.

     Centra and its banking subsidiary, Centra Bank's actual capital amounts and ratios are also presented in the following table.

                                                                                WELL
                                                                            CAPITALIZED
                                                                            UNDER PROMPT
                                                                             CORRECTIVE
                                                             FOR CAPITAL       ACTION
                                               ACTUAL         ADEQUACY       PROVISION
                                            AMOUNT RATIO    AMOUNT RATIO    AMOUNT RATIO
                                            -------------   -------------   ------------
                                                       (DOLLARS IN THOUSANDS)
As of December 31, 2001
  Total capital (1).......................  15,584   12.9%  9,650     8%    12,062    10%
  Tier 1 (2)..............................  14,158   11.7   4,842     4      7,236     6
  Tier 1 (3)..............................  14,158    9.9   5,720     4      7,151     5
As of December 31, 2000:
  Total capital (1).......................  10,656   21.9%  3,885     8%     4,856    10%
  Tier 1 (2)..............................  10,049   20.7   1,942     4      2,913     6
  Tier 1 (3)..............................  10,049   22.5   1,783     4      2,229     5

---------------

(1) Ratio represents total risk-based capital to net risk-weighted assets.

(2) Ratio represents Tier 1 capital to net risk-weighted assets.

(3) Ratio represents Tier 1 capital to average assets.

12.  FEDERAL RESERVE REQUIREMENTS

     The subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The Reserve requirement is calculated on a percentage of total deposit liabilities and averaged $2,277,000 for the year ended December 31, 2001.

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS

     The Centra 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All full and regular part-time employees who complete six months of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in various investment options selected by the employee. Centra matched 100% of the first 4% of compensation deferred by the employee during 2001. Centra's total expense associated with the Plan approximated $49,205 in 2001 and $29,265 in 2000.

     Centra has supplemental retirement agreements with key executive officers. The cost is being accrued over the period of active service from the date of the agreement. The liability for such agreement approximated $101,000 and $43,000 at December 31, 2001 and 2000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. To assist in funding the cost of this agreement, Centra is the owner and beneficiary of a life insurance policy on the participating key executive officers. During the years ended December 31, 2001 and 2000, the cost of the supplemental retirement plan, net of the increase in cash surrender value on the policies of $73,000 in 2001 and $22,000 in 2000, was a $15,000 benefit and $21,000 expense.

14.  STOCK OPTIONS

     Centra's stock option plans provide for the granting of both incentive stock options and non-qualified stock options of up to 480,000 shares of common stock. Under the provisions of the plans, the option price per share shall not be less than the fair market value of the common stock on the date of grant of such option, therefore no compensation expense is recognized. All granted options vest in periods ranging from immediately to four years and expire 10 years from the date of grant. The following summarizes Centra's stock options as of December 31, 2001, and the changes for the year then ended:

                                                     2001                         2000
                                          --------------------------   --------------------------
                                                         WEIGHTED                     WEIGHTED
                                           NUMBER        AVERAGE        NUMBER        AVERAGE
                                          OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE
                                          ---------   --------------   ---------   --------------
Outstanding at beginning of year........   271,400        $10.00             --        $0.00
Granted.................................   201,300         12.09        271,400        10.00
Exercised...............................       500         10.00             --           --
Canceled................................     5,000         10.20             --           --
                                           -------                      -------
Outstanding at end of year..............   467,200         10.90        271,400        10.00
                                           =======                      =======
Exercisable at end of year..............   200,850         10.36        130,000        10.00
                                           =======                      =======
Weighted average fair value of options
  granted during the year...............                  $ 1.84                       $1.38
                                                          ======                       =====

     The following summarizes information concerning Centra's stock options outstanding at December 31, 2001:

                                      OPTIONS OUTSTANDING
                        -----------------------------------------------       OPTIONS EXERCISABLE
                                          WEIGHTED                        ----------------------------
                          OPTION          AVERAGE           WEIGHTED                       WEIGHTED
                          SHARES         REMAINING          AVERAGE         NUMBER         AVERAGE
EXERCISE PRICE          OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------          -----------   ----------------   --------------   -----------   --------------
$10.00................    266,900        8.33 years          $10.00         169,850         $10.00
$11.00................     54,300        9.00 years          $11.00           3,000         $11.00
$12.50................    146,000        9.88 years          $12.50          28,000         $12.50

     The fair value for the options was estimated at the date of grant using a Black-Scholes option-pricing model with a risk-free interest rate of 5.00% and a weighted life of the options of three years. For purposes of

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Had compensation expense been determined using the fair value method, proforma net loss for the years ended December 31, 2001 and 2000 would have been $1,014,000 and $1,697,000 or $(.69)
and $(1.43) per basic and diluted share, respectively.

15.  PARENT COMPANY ONLY FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEET


                                                                   DECEMBER 31,
                                                              -----------------------
                                                               2001            2000
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS:
  Investment in Second Tier Bank Holding Companies..........  $14,161         $10,060
                                                              =======         =======
     Total assets...........................................  $14,161         $10,060
                                                              =======         =======
Total stockholders' equity..................................  $14,161         $10,060
                                                              =======         =======


                        CONSOLIDATED STATEMENT OF INCOME


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               2001           2000
                                                              -------       ---------
                                                              (DOLLARS IN THOUSANDS)
Total income................................................   $  --         $    --
Total expense...............................................      --              --
                                                               -----         -------
  Income before federal income taxes and equity in
     undistributed earnings of subsidiaries.................      --              --
Applicable income tax benefit...............................      --              --
Equity in undistributed (loss) of subsidiaries..............    (896)         (1,486)
                                                               -----         -------
     Net loss...............................................   $(896)        $(1,486)
                                                               =====         =======


                            STATEMENT OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               2001            2000
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
Net loss....................................................  $  (896)        $(1,486)
Equity in undistributed loss of subsidiaries................      896           1,486
                                                              -------         -------
  Net cash from operations..................................       --              --
Net cash used in investing activities.......................       --              --
Net cash used in financing activities:
  Collection of stock subscription receivable...............       --          (1,202)
  Proceeds of stock offering................................    5,005           1,202
  Investment in subsidiaries................................   (5,005)             --
                                                              -------         -------
  Net change in cash........................................       --              --
Cash and cash equivalents at beginning of year..............       --              --
                                                              =======         =======
  Cash and cash equivalents at end of year..................  $    --         $    --
                                                              =======         =======

                CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES

16.  SUMMARIZED QUARTERLY INFORMATION (UNAUDITED)

     A summary of selected quarterly financial information for 2001 and 2000 follows:

                                                 FIRST        SECOND       THIRD        FOURTH
                                                QUARTER      QUARTER      QUARTER      QUARTER
                                               ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2001:
  Interest income............................  $    1,421   $    1,661   $    1,950   $    2,086
  Interest expense...........................         842          904          939          977
  Net interest income........................         579          757        1,011        1,109
  Provision for possible loan losses.........         205          259          284           45
  Other income...............................          74          169          245          265
  Other expenses.............................         875        1,031        1,101        1,305
  Income taxes...............................          --           --           --           --
  Net loss...................................        (427)        (364)        (129)          24
  Basic and diluted loss per share...........  $    (0.35)  $    (0.25)  $    (0.08)  $     0.02
  Basic weighted average shares
     outstanding.............................   1,232,293    1,459,995    1,590,954    1,600,500
  Diluted weighted average shares
     outstanding.............................   1,232,293    1,459,995    1,590,954    1,657,420
2000:
  Interest income............................  $      247   $      638   $    1,002   $    1,309
  Interest expense...........................          73          326          577          791
  Net interest income........................         174          312          425          518
  Provision for possible loan losses.........         115          259          162          100
  Other income...............................           3           19           33           50
  Other expenses.............................         491          593          591          709
  Income taxes...............................          --           --           --           --
  Net loss...................................        (429)        (521)        (295)        (241)
  Basic and diluted loss per share...........  $    (0.37)  $    (0.43)  $    (0.25)  $    (0.20)
  Basic and diluted weighted average shares
     outstanding.............................   1,156,700    1,200,000    1,200,000    1,200,000

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION


                                 MARCH 31, 2002

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               MARCH 31     DECEMBER 31
                                                                 2002          2001
                                                              -----------   -----------
                                                              (UNAUDITED)    (NOTE B)
                                        ASSETS
Cash and due from banks.....................................   $  5,080      $  4,838
Interest-bearing deposits in other banks....................      2,282         2,272
Federal funds sold..........................................      8,828         6,757
                                                               --------      --------
          TOTAL CASH AND CASH EQUIVALENTS...................     16,190        13,867
Available-for-sale securities, at fair value (amortized cost of $23,029 at March 31, 2002 and $13,093 at December 31,
  2001......................................................     23,010        13,096
Loans, net of unearned income...............................    129,581       118,665
Allowance for loan losses...................................     (1,561)       (1,426)
                                                               --------      --------
          NET LOANS.........................................    128,020       117,239
Premises and equipment, net.................................      4,021         3,819
Loans held for sale.........................................      1,860         5,342
Other assets................................................      2,255         2,197
                                                               --------      --------
          TOTAL ASSETS......................................   $175,356      $155,560
                                                               ========      ========
                                      LIABILITIES
Deposits
  Non-interest bearing......................................   $ 19,239      $ 17,591
  Interest bearing..........................................    127,749       110,743
                                                               --------      --------
          TOTAL DEPOSITS....................................    146,988       128,334
Short-term borrowings.......................................     13,579        12,552
Other liabilities...........................................        575           513
                                                               --------      --------
          TOTAL LIABILITIES.................................    161,142       141,399
STOCKHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized;
  none issued...............................................          -             -
Common stock, $1 par value, 50,000,000 authorized, 1,600,500
  and issued and outstanding                                      1,600         1,600
Additional paid-in capital..................................     15,405        15,405
Accumulated deficit.........................................     (2,772)       (2,847)
Accumulated other comprehensive (loss) income...............        (19)            3
                                                               --------      --------
          TOTAL STOCKHOLDERS' EQUITY........................     14,214        14,161
                                                               --------      --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $175,356      $155,560
                                                               ========      ========

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                               (DOLLARS IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans, including fees.......................................  $    2,035   $    1,065
Loans held for sale.........................................          47            5
Securities available-for-sale...............................          75          273
Interest-bearing bank balances..............................           9           16
Federal funds sold..........................................          48           62
                                                              ----------   ----------
          TOTAL INTEREST INCOME.............................       2,214        1,421
INTEREST EXPENSE
Deposits....................................................         947          790
Short-term borrowings.......................................          26           52
                                                              ----------   ----------
          TOTAL INTEREST EXPENSE............................         973          842
                                                              ----------   ----------
          NET INTEREST INCOME...............................       1,241          579
Provision for loan losses...................................         135          205
                                                              ----------   ----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
            LOSSES..........................................       1,106          374
OTHER INCOME
Service charges on deposit accounts.........................          62           28
Other service charges and fees..............................          60           28
Secondary market income.....................................         162           13
Other.......................................................          11            5
                                                              ----------   ----------
          TOTAL OTHER INCOME................................         295           74
OTHER EXPENSE
Salary and employee benefits................................         598          441
Occupancy expense...........................................         140           82
Equipment expense...........................................         139           84
Advertising.................................................          54           40
Professional fees...........................................          45           13
Data processing.............................................          87           54
Other.......................................................         263          161
                                                              ----------   ----------
          TOTAL OTHER EXPENSE...............................       1,326          875
                                                              ----------   ----------
          NET INCOME (LOSS) BEFORE INCOME TAXES.............          75         (427)
Income taxes:
  Federal...................................................          --           --
  State.....................................................          --           --
                                                              ----------   ----------
          TOTAL INCOME TAXES................................          --           --
                                                              ----------   ----------
          NET INCOME (LOSS).................................  $       75   $     (427)
                                                              ==========   ==========
Basic income (loss) per share...............................  $      .05   $    (0.35)
Basic weighted average shares outstanding...................   1,600,500    1,232,293
Diluted income (loss) per share.............................  $      .05   $    (0.35)
Diluted weighted average shares outstanding.................   1,657,396    1,232,293

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)


                                               FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001
                                         -----------------------------------------------------------
                                                                              ACCUMULATED
                                                  ADDITIONAL                     OTHER
                                         COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                         STOCK     CAPITAL       DEFICIT      GAIN (LOSS)     TOTAL
                                         ------   ----------   -----------   -------------   -------
                                                           (DOLLARS IN THOUSANDS)
Balance, January 1, 2001...............  $1,200    $10,800       $(1,951)        $ 11        $10,060
Issuance of common stock...............    206       2,368            --           --          2,574
Comprehensive loss:
  Net loss.............................     --          --          (427)          --           (427)
  Other comprehensive loss:
     Unrealized loss on
       available-for-sale securities...                                            (9)            (9)
                                                                                             -------
  Total comprehensive loss.............     --          --            --           --           (436)
                                         ------    -------       -------         ----        -------
Balance, March 31, 2001................  $1,406    $13,168       $(2,378)        $  2        $12,198
                                         ======    =======       =======         ====        =======
Balance, January 1, 2002...............  $1,600    $15,405       $(2,847)        $  3        $14,161
Comprehensive income:
  Net income...........................     --          --            75           --             75
  Other comprehensive loss:
     Unrealized loss on
       available-for-sale securities...                                           (22)           (22)
                                                                                             -------
  Total comprehensive income...........     --          --            --           --             53
                                         ------    -------       -------         ----        -------
Balance, March 31, 2002................  $1,600    $15,405       $(2,772)        $(19)       $14,214
                                         ======    =======       =======         ====        =======

                CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................   $     75     $   (427)
Adjustments to reconcile net income (loss) to net cash used
  in (provided by) operating activities:
  Accretion of discounts on securities......................        (75)        (252)
  Provision for loan losses.................................        135          205
  Depreciation..............................................        113           62
  Increase in accrued expenses..............................         62           64
  Loans originated for sale.................................    (10,214)      (2,743)
  Proceeds of loans sold....................................     13,696        1,610
  (Increase) decrease in other assets.......................        (58)          29
                                                               --------     --------
       NET CASH USED IN (PROVIDED BY) OPERATING
        ACTIVITIES..........................................      3,734       (1,452)
INVESTING ACTIVITIES
Purchases of premises and equipment.........................       (315)        (881)
Purchases of available-for-sale securities..................    (29,861)     (29,198)
Sales and maturities of securities..........................     20,000       37,920
Net increase in loans made to customers.....................    (10,916)     (15,706)
                                                               --------     --------
       NET CASH USED IN INVESTING ACTIVITIES................    (21,092)      (7,865)
FINANCING ACTIVITIES
Net increase in demand deposits.............................     18,654       12,718
Net increase in securities sold under agreement to
  repurchase................................................      1,027        1,742
Proceeds of stock offering..................................         --        2,574
                                                               --------     --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............     19,681       17,034
                                                               --------     --------
       INCREASE IN CASH AND CASH EQUIVALENTS................      2,323        7,717
Cash and cash equivalents -- beginning of period............     13,867        7,641
                                                               --------     --------
     CASH AND CASH EQUIVALENTS -- END OF PERIOD.............   $ 16,190     $ 15,358
                                                               ========     ========

                        CENTRA FINANCIAL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- ORGANIZATION


     Centra Bank, Inc. (Centra Bank or the Company) is a full service commercial bank chartered on September 27, 1999 under the laws of the State of West Virginia. Centra Bank commenced operations on February 14, 2000. Centra Financial Holdings, Inc. (Centra) was formed on October 25, 1999 for the purpose of becoming a one-bank holding company to own all of the outstanding stock of Centra Bank. The shares of Centra Bank were exchanged for shares of Centra Financial in the second quarter of 2000.


     During the first quarter of 2001, Centra formed two second tier holding companies (Centra Financial Corporation -- Morgantown, Inc. and Centra Financial Corporation -- Martinsburg, Inc.) to own the respective stock sold in each market and to manage the banking operations in those markets.

     In April 2001, Centra Financial Holdings, Inc. completed an offering under Rule 505 of Regulation D of the Securities Act of 1933, as amended. In the offering, Central Financial raised a total of $3,000,000 through the sale of 240,000 shares of its common stock at $12.50 per share. In May 2001, Centra initiated a second offering for $2,000,000 under Rule 505, and completed that offering on September 19, 2001.

NOTE B -- BASIS OF PRESENTATION


     The accounting and reporting policies of Centra conform to accounting principles generally accepted in the United States and practices in the banking industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. The interim financial information included in this report is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results of the interim periods have been made.



     The consolidated balance sheet as of December 31, 2001 has been extracted from audited financial statements included in Centra's 2001 filing on Form 10-KSB. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in Centra's December 31, 2001, Form 10-KSB filed with the Securities and Exchange Commission.


NOTE C -- NET INCOME PER COMMON SHARE


     Basic earnings per share is determined by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options. For the quarter ended March 31, 2002, the dilutive effect of stock options was 56,896 shares. For the quarter ended March 31, 2001, there was no difference between basic and diluted earnings per share due to the net loss incurred. Because of the anti-dilutive effect, options to purchase 321,200 shares at an average price of $10.29 were not included in the computation of diluted earnings per share for the quarter ended March 31, 2001.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CENTRA FINANCIAL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CENTRA FINANCIAL SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Use of Proceeds.......................    6
Capitalization........................    7
We Do Not Intend To Pay Dividends.....    7
Market Price and Dividend
  Information.........................    8
Business..............................    9
Management's Discussion and Analysis
  of Financial Condition And Results
  of Operations.......................   21
Management and Directors..............   40
Description of Centra Financial's
  Common Stock........................   44
Plan of Distribution..................   47
Legal Matters.........................   47
Experts...............................   48
Where You Can Find Additional
  Information.........................   48
Index to Financial Statements.........  F-1


             ------------------------------------------------------
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                                 600,000 SHARES
                                     [LOGO]
                                CENTRA FINANCIAL
                                 HOLDINGS, INC.
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                 March   , 2002

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to the provisions of Article V.1 of Centra Financial Holdings, Inc.'s articles of incorporation below.

          V.1.  INDEMNIFICATION:

             A. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

             B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

             Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

             C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

             D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

             E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

             F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

     Centra Financial is a West Virginia corporation subject to the applicable indemnification provisions of the General Corporation Law of West Virginia.

     The foregoing indemnity provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Centra Financial pursuant to the foregoing provisions, or otherwise, Centra Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Centra Financial of expenses incurred or paid by a director, officer or controlling person of Centra Financial in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Centra Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by Centra Financial in connection with the sale and distribution of the securities being registered, other than underwriting discounts and the Underwriter's nonaccountable expense allowance. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

                                                                TOTAL
                                                               -------
SEC registration fee........................................   $   828
Printing and engraving expenses.............................    20,000
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................     3,000
Miscellaneous...............................................     1,172
                                                               -------
  Total.....................................................   $50,000
                                                               =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In 2001, Centra Financial sold 400,000 shares of its common stock for a total dollar amount of $5,000,000 in private offering transactions under Section 4(2) and Rule 505 of Regulation D under the Securities Act. The last sale occurred on September 19, 2001.

     In 2000 and 2001, Centra Financial granted 472,700 options under the Centra Financial Holdings, Inc. 1999 Stock Incentive Plan. These options and their underlying shares are exempt from registration pursuant to Rule 701 of the Securities Act.

ITEM 27.  EXHIBITS

      CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES FILING ON FORM SB-2


EXHIBIT
NUMBER                  DESCRIPTION                              EXHIBIT LOCATION
-------   ----------------------------------------   ----------------------------------------
  3.1     Articles of Incorporation                  Form S-4 Registration Statement,
                                                     Registration No. 333-36186, filed
                                                     December 23, 1999, and incorporated by
                                                     reference herein.
  3.2     Bylaws                                     Form S-4 Registration Statement,
                                                     Registration No. 333-36186, filed
                                                     December 23, 1999, and incorporated by
                                                     reference herein
  4.1     Shareholder Protection Rights Agreement    Form S-4 Registration Statement,
                                                     Registration No. 333-36186, filed
                                                     December 23, 1999, and incorporated by
                                                     reference herein
  5       Form of opinion of Jackson & Kelly PLLC    *
          as to Legality
 10.1     Centra Financial Holdings, Inc. 1999       Form 10-KSB for the year ended December
          Stock Incentive Plan dated as of April     31, 2000
          27. 2000
 10.2     Employment Agreement of Douglas J. Leech   Form 10-KSB for the year ended December
          dated March 16, 2000                       31, 2000
 10.3     Lease agreement with Platinum Plaza,       Form S-4 Registration Statement,
          Inc.                                       Registration No. 333-36186, filed
                                                     December 23, 1999, and incorporated by
                                                     reference herein
 10.4     Lease agreement with Frank and Teresa      Form 10-KSB for the Year Ended December
          Fargo for premises occupied by the         31, 2001
          Williamsport Pike office
 10.5     Lease agreement with Columbus, LLC for     Form 10-KSB for the Year Ended December
          premises occupied by the 450 Foxcroft      31, 2001
          Avenue office
 10.6     Lease agreement with Van Wyk               Form 10-KSB for the Year Ended December
          Enterprises, Inc. for premises occupied    31, 2001
          by the 300 Foxcroft Avenue office
 12       Statement Re: Computation of Ratios        Form 10-KSB for the Year Ended December
                                                     31, 2001
 21       Subsidiaries of Registrant                 *
 23.1     Consent of Ernst & Young LLP               Filed herein.
 24       Power of Attorney                          *
 99.1     Report of Ernst & Young, LLP,              Found on Page F-2 herein.
          Independent Auditors



*Previously filed.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

     The undersigned Company hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Commission.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, Centra Financial certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Morgantown, State of West Virginia, on April 22, 2002.


                                          CENTRA FINANCIAL HOLDINGS, INC.

                                          By      /s/ DOUGLAS J. LEECH
                                            ------------------------------------
                                                      Douglas J. Leech
                                               President and Chief Executive
                                                           Officer


                                          By        /s/ KEVIN LEMLEY

                                            ------------------------------------

                                                        Kevin Lemley


                                                  Chief Financial Officer


                                            (Principal Financial and Accounting
                                                          Officer)



Dated: April 22, 2002


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Douglas J. Leech with full power of substitution to execute in the name of such person and to file any amendment or post-effective amendment to this registration statement making such changes in this registration statement as Centra deems appropriate and appoints Douglas J. Leech with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this registration statement.


                    SIGNATURES                                     TITLE                       DATE
                    ----------                                     -----                       ----

               /s/ DOUGLAS J. LEECH                    President and Chief Executive      April 22, 2002
 ------------------------------------------------           Officer and Director
                 Douglas J. Leech

                        *                                         Director                April 22, 2002
 ------------------------------------------------
                  Arthur Gabriel

                        *                                         Director                April 22, 2002
 ------------------------------------------------
                Parry G. Petroplus

                        *                                         Director                April 22, 2002
 ------------------------------------------------
                   Milan Puskar

                        *                                         Director                April 22, 2002
 ------------------------------------------------
               Bernard G. Westfall

                        *                                         Director                April 22, 2002
 ------------------------------------------------
               James W. Dailey, II


  By               /s/ DOUGLAS J. LEECH                       Attorney in Fact
        -----------------------------------------
                     Douglas J. Leech